Exhibit 4.21

Telecom Corporation of New Zealand Limited

Chorus Limited

Chorus New Zealand Limited

DEED OF AMENDMENT AND RESTATEMENT

OF SEPARATION DEED

DEED dated	25 October 2011

PARTIES

Telecom Corporation of New Zealand Limited (“Telecom”)

Chorus Limited (“Chorus”)

Chorus New Zealand Limited (“Chorus New Zealand”)

INTRODUCTION

A.	The parties to this deed are parties to the Separation Deed dated 12 September 2011 (“Separation Deed”) which sets out the terms and conditions on which certain assets and liabilities of the Telecom group of companies will be transferred to Chorus New Zealand as part of the demerger of, what will become, the Chorus business from the Telecom business.

B.	The parties have agreed to amend and restate the Separation Deed in the manner set out in this deed.

IT IS AGREED as follows:

1.	AMENDMENTS AND RESTATEMENT

1.1	With effect from the date of this deed, the Separation Deed is amended in the manner set out in the schedule to this deed (shown in mark-up) and restated.

2.	CONFIRMATIONS

2.1	Other than as amended by this deed, the Separation Deed remains in full force and effect.

3.	MISCELLANEOUS

3.1	Counterparts: This deed may be signed in any number of counterparts, all of which will together constitute one and the same instrument, and any of the parties may execute this deed by signing any such counterpart.

3.2	Governing law: This deed shall be governed by and construed in accordance with New Zealand law.

SIGNED AS A DEED

TELECOM CORPORATION OF NEW ZEALAND LIMITED by:

/s/ Wayne Boyd	/s/ Paul Reynolds
Signature of director	Signature of director

Wayne Boyd	Paul Reynolds
Name of director	Name of director

CHORUS LIMITED by:

/s/ Wayne Boyd	/s/ Paul Reynolds
Signature of director	Signature of director

Wayne Boyd	Paul Reynolds
Name of director	Name of director

CHORUS NEW ZEALAND LIMITED by:

/s/ Wayne Boyd	/s/ Paul Reynolds
Signature of director	Signature of director

Wayne Boyd	Paul Reynolds
Name of director	Name of director

SCHEDULE

(Attached)

EXECUTION VERSION - AMENDED AND RESTATED AS AT 25 OCTOBER 2011

TELECOM CORPORATION OF NEW ZEALAND LIMITED

CHORUS LIMITED

CHORUS NEW ZEALAND LIMITED

SEPARATION DEED

CONTENTS

1. INTERPRETATION	444
2. DEMERGER	16~~616~~
3. CONDITIONS TO THE DEMERGER	17~~617~~
4. CONDUCT OF THE PARTIES	18~~617~~
5. TRANSFER OF ASSETS AND LIABILITIES	21~~620~~
6. PURCHASE PRICE	22~~622~~
7. CONTRACTS	24~~623~~
8. MISPLACED ASSETS AND LIABILITIES	27~~627~~
9. INTELLECTUAL PROPERTY	27~~627~~
10. EMPLOYEES	31~~630~~
11. ENVIRONMENTAL MATTERS	33~~633~~
12. LITIGATION	35~~634~~
13. CROSS INDEMNITIES	45~~645~~
14. LIMITATION OF INDEMNITIES	46~~645~~
15. PAYMENT	46~~646~~
16. TAXATION	47~~647~~
17. CONFIDENTIALITY	48~~648~~
18. DISPUTE RESOLUTION	51~~651~~
19. NOTICES	52~~652~~
20. GENERAL	54~~654~~
SCHEDULE 1	58~~658~~
SEPARATION ARRANGEMENT PLAN	58~~658~~
SCHEDULE 2	88~~688~~
CONDITIONS	88~~688~~
SCHEDULE 3	89~~689~~
TRANSITIONAL AND LONG TERM SERVICES AGREEMENTS	89~~689~~
SCHEDULE 4	91~~691~~
MISPLACED ASSETS AND LIABILITIES	91~~691~~
SCHEDULE 5	100~~6100~~
NEW CHORUS REGISTERED IP	100~~6100~~
SCHEDULE 6	110~~6110~~
NEW CHORUS REGISTERED IP ASSIGNMENT	110~~6110~~
SCHEDULE 7	129~~6129~~
LITIGATION	129~~6129~~
SCHEDULE 8	131~~6131~~
TRANSFERRING CONTRACTS	131~~6131~~
SCHEDULE 9	132~~6132~~
TELECOM’S AMENDING CONTRACTS	132~~6132~~

DEED dated        September 2011

PARTIES

TELECOM CORPORATION OF NEW ZEALAND LIMITED (“Telecom”)

CHORUS LIMITED (“Chorus”)

CHORUS NEW ZEALAND LIMITED (“Chorus NZ”)

INTRODUCTION

A.	Telecom, the ultimate holding company of the Telecom Group, proposes to demerge into two listed companies, namely:

(i)	New Telecom, which from the Demerger Date will conduct the business currently conducted by the Retail, Gen-i, AAPT and International business units, and certain aspects of the business currently conducted by the Corporate, Technology and Shared Services, and Wholesale business units, and which will focus on providing fixed line, mobile and information and communication technology products and services; and

(ii)	New Chorus, which from the Demerger Date will conduct the business currently conducted by the Chorus business unit, and certain aspects of the business currently conducted by the Corporate, Technology and Shared Services, and Wholesale business units, as conducted in accordance with, and subject to, relevant provisions of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2011, together with the Telecommunications Act 2001, and which will own the fixed line telecommunications infrastructure and will focus on providing fixed access and aggregation services in New Zealand and be an integral part of the New Zealand government’s ultra-fast broadband initiative.

B.	The Demerger will be implemented through a Court approved scheme of arrangement under Part XV of the Companies Act.

C.	The boards of directors of Telecom and Chorus have determined that it is in the best interests of their respective companies, Subsidiaries, and shareholders to enter into this deed and to implement the Demerger.

D.	The parties have agreed to implement the Demerger and other transactions on the terms set out in this deed.

AGREEMENT

1.	INTERPRETATION

1.1	Definitions: In this deed, unless otherwise specified or the context otherwise requires:

“$ or NZ$ or dollars” means the lawful currency of New Zealand;

“agreement” includes a contract, licence, franchise, undertaking, arrangement or understanding (in each case whether oral or written), deed or other document recording obligations (whether mutual or otherwise), and includes that agreement as modified, supplemented, novated or substituted from time to time;

“Amending~~ed~~ Contract” means a Contract that, on and from the Demerger Date:

(a)	is necessary for New Telecom to provide services to New Chorus under one or more of the Transitional and Long Term Service Agreements; or

(b)	is necessary for New Chorus to provide services to New Telecom under one or more of the Transitional and Long Term Service Agreements;

“Asset Allocation Plan” means the asset allocation plan required to be prepared by Telecom under section 32 of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2011, as approved under section 36 of that Act, and as updated under section 38 of that Act on the day before the Demerger Date;

“ASX” means ASX Limited (ABN 98 008 624 691), or the financial market operated by the Australian Securities Exchange;

“brought”, in relation to a Claim, means any circumstance where a Claim is made or threatened in writing (and is not limited to formal proceedings or similar steps having been commenced);

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are generally open for business in Auckland, Wellington and Sydney;

“Chorus Litigation Matter” means any Claims brought on or before the Demerger Date by or against any member of the Telecom Group in relation to the Demerged Business, as contemplated by the Asset Allocation Plan (under the heading “Lawsuits and Other Claims”) and other than Joint Litigation Matters and Vested Litigation Matters and includes any Claim or matter which is deemed to be a Chorus Litigation Matter for the purposes of this deed pursuant to clause 10.7;

“Chorus Related Claim” has the meaning given in clause 12.8;

“Claim” means any allegation, investigation or inquiry, cause of action, claim, litigation, proceeding, demand, judgment, award, claim for contribution or indemnity, suit or demand of any nature which exists now or at any time in the future, whether at law, under contract, in equity, due to negligence of a party, under statute or otherwise;

“Companies Act” means the Companies Act 1993 of New Zealand;

“Conditions” means the conditions set out in Schedule 2;

“Confidential Information” means Telecom Information or New Chorus Information, as the context requires;

“Contracts” means all contracts, deeds, agreements and arrangements, (including all rights and/or obligations relating thereto) to which a member of the Telecom Group is a party immediately before the Demerger Date;

“Costs” means external legal costs and expenses (including, without limitation, solicitors’ and counsels’ fees, expert costs, court costs and fees, arbitrators’ or mediators’ fees, and in each case on a full indemnity basis and including GST that is not otherwise recoverable), penalties, fines and any other like costs directly associated with a matter;

“Demerged Business” means:

(a)	the business conducted by the Chorus business unit prior to the Demerger Date;

(b)	aspects of the business conducted by the Wholesale business unit prior to the Demerger Date relating to the provision of layer 2 wholesale local access copper and fibre services and related backhaul services, but not including those parts of the Wholesale business unit prior to the Demerger Date which supported international services, interconnect, PSTN resale services, wholesale mobile services, national transport and point to point backhaul;

(c)	aspects of the business conducted by the Technology and Shared Services which prior to the Demerger Date supported the Chorus business unit and the relevant part of the Wholesale unit described in paragraph (b) above, to the extent necessary to enable New Chorus to conduct the business that the Asset Allocation Plan anticipates will be undertaken by New Chorus, including those aspects necessary to exercise the rights and meet the obligations associated with the Transferring~~ed~~ Assets and Transferring~~ed~~ Liabilities on and from the Demerger Date.

“Demerger” means the Court approved arrangement to effect the demerger of New Chorus from Telecom, the key elements of which are described in the Separation Arrangement Plan, subject to any amendments or variations made in accordance with the Initial Court Orders, this deed, and/or required by the Court;

“Demerger Claim” has the meaning given in clause 4.5(a);

“Demerger Date” means the date on which the Demerged Business is acquired by Chorus NZ under the Demerger and this deed, expected to be 30 November 2011 or such other date as is determined by the board of directors of Telecom and notified by Telecom to NZX and ASX and any reference to anything occurring “on and from” the Demerger Date shall mean that that thing occurs at the end of the day that is the Demerger Date;

“Environmental Liability” means any liability arising from any act or omission that contravenes the provisions of the RMA, a rule in a District or Regional Plan, a resource consent, an abatement notice or an enforcement order, or any act or omission that causes an adverse effect on the environment (which is not otherwise lawfully authorised), including the contamination of any land or site;

“event” includes any act, omission, transaction or other occurrence, or any series of events, but excludes completion of the transactions contemplated by this deed;

“Final Court Orders” means the final orders of the High Court approving the Demerger made under Part XV of the Companies Act;

“Fixed Assets” means all assets including vehicles, fixtures, fittings, plant, equipment, and machinery (which, to avoid doubt, includes all computing and information technology hardware and software) that are included in the Asset Allocation Rian and that are identified or designated in the Fixed Asset Allocation Spreadsheet as being referable to a member of the New Chorus Group;

“Fixed Asset Allocation Spreadsheet” means one or more spreadsheets designated as such and prepared by the Group Finance division of Telecom using source data from the General Ledger and the Fixed Asset Register, for the purposes of identifying or designating the Fixed Assets as at the Demerger Date that are referable to a member of the New Chorus Group;

“Fixed Asset Register” means a sub-ledger of the General Ledger that records the Fixed Assets of the Telecom Group for accounting purposes;

“General Ledger” means the record of accounting entries relating to the Telecom Group contained in its SAP general ledger system;

“GST” has the meaning given in clause 16.2(c)(i);

“include”, “including” or similar words do not imply any limitation;

“Initial Court Orders” means the interim orders of the High Court in respect of the Demerger made under section 236(2) of the Companies Act, including any amendments or variations thereto;

“Intellectual Property” means all intellectual property rights owned by a member of the Telecom Group immediately prior to the Demerger Date, whether conferred by statute, at common law or in equity, including:

(a)	all copyright and similar rights that may subsist in works or other subject matter;

(b)	rights in relation to inventions (including all patents and patent applications);

(c)	trade secrets and know-how;

(d)	rights in relation to designs (whether registrable or not);

(e)	rights in relation to registered and unregistered trade marks;

(f)	business names; and

(g)	rights in relation to domain names;

“Interests in Land” means any real property, or interest in real property, which is included in the Asset Allocation Plan, or which is included in the Shared Asset Schedule, and identified or designated as being referable to a member of the New Chorus Group, and includes Transferring Resource Management Processes;

“Inventory” means the maintenance materials and consumables, goods held for sale, and work in progress that are identified or designated in the General Ledger as being referable to a member of the New Chorus Group;

“Joint Litigation Matter” means any Claim brought on or before the Demerger Date by or against any member of the Telecom Group that relates both to the Retained Business and the Demerged Business {excluding, for the avoidance of doubt, Vested Litigation Matters, Chorus Litigation Matters and Telecom Litigation Matters);

“Legacy Separation Undertakings” means the Telecom separation undertakings provided to the Minister of Communications on 25 March 2008 in accordance with section 69K(2)(c) of the Telecommunications Act 2001 (as that provision was in force at the relevant date), together with any subsequent variations and/or alterations;

“Legislation” means the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2011, together with the Telecommunications Act 2001 as amended by that Act, and any relevant regulations, Orders in Council or other instruments made under either Act;

“Long Term Debt Arrangements” means the European Medium Term Notes and Telebonds described in Section Five, Part A of the Asset Allocation Plan, and the Cross- Currency Interest Rate Swaps and Interest Rate Swaps described in Section Five, Part B of the Asset Allocation Plan and includes any accrued interest payable in relation to such arrangements (and which, for the avoidance of doubt, is not transferred or in any way dealt with under this deed);

“Misplaced Asset” has the meaning given in Schedule 4;

“Misplaced Liability” has the meaning given in Schedule 4;

“New Chorus” means Chorus from the Demerger Date;

“New Chorus Allocated IP” means the Intellectual Property in the Transferring Assets or otherwise allocated to New Chorus under the Asset Allocation Plan, but excludes the New Chorus Registered IP;

“New Chorus Group” means New Chorus and its Subsidiaries from the Demerger Date and, thereafter, from time to time;

“New Chorus Information” means all confidential, non-public or proprietary information, regardless of how the information is stored or delivered, relating to, and including, the business, technology or other affairs of the New Chorus Group;

“New Chorus Intellectual Property” means all New Chorus Registered IP and New Chorus Allocated IP;

“New Chorus Names” means the names, brands, trade marks, logos and domain names listed in Schedule 5;

“New Chorus Open Access Deeds of Undertakings” means any undertakings supplied by New Chorus pursuant to section 41 of the Telecommunications (TSO, Broadband and other Matters) Amendment Act 2011 and sections 156AH and 156AZ of the Telecommunications Act 2001, or any successor documents;

“New Chorus Registered IP” means the New Chorus Names and all other intellectual property rights listed in Schedule 5 to the extent they are included in the Asset Allocation Plan;

“New Chorus Registered IP Assignment” means the deed of assignment set out in Schedule 6;

“New Chorus Retained Contract Payment” means any payment made by or to New Chorus or Chorus NZ under, or in respect of, a Retained Contract;

“New Chorus Share” means a fully paid ordinary share in New Chorus;

“New Telecom” means Telecom from the Demerger Date;

“New Telecom Group” means New Telecom and its Subsidiaries from the Demerger Date;

“New Telecom Names” means the names, brands, trade marks, logos and domain names owned by New Telecom or its Subsidiaries immediately after the Demerger Date;

“Notice” has the meaning given in clause 19.1~~19.119.1~~;

“NZSX” means the main board equity security market operated by NZX;

“NZX” means NZX Limited;

“Other Assets” means any asset which is allocated to New Chorus in the Asset Allocation Plan (excluding Long Term Debt Arrangements), but which is not otherwise included in the Transferring Assets;

“Other Liabilities” means any liability which is allocated to New Chorus in the Asset Allocation Plan (excluding Long Term Debt Arrangements) but which is not otherwise included in the Transferring Liabilities;

“Permitted Encumbrances” means any reservation of title by suppliers in the ordinary course of business;

“properly attributable” has the meaning set out in Schedule 4.

“Property Separation Agreement” means the property separation agreement dated on or about 13 September 2011 between Telecom, Chorus and Chorus NZ;

“Purchase Price” means the aggregate purchase price payable by Chorus NZ in accordance with clause 6.1;

“Record Date” means the date upon which the entitlement of Telecom Shareholders to participate in the Demerger Distribution (as defined in the Separation Arrangement Plan) is determined, expected to be 7.00pm on 25 November 2011 or such other date as determined by the board of directors of Telecom and notified by Telecom to NZX and ASX;

“Records” means all records of, and information relating to, the Retained Business and/or the Demerged Business (as the context may require), together with all media or systems containing any such records or information;

“Related Company” has the same meaning as in section 2(3) of the Companies Act (read as if the expression “company” in that subsection included any body corporate of any jurisdiction);

“relief” includes:

(a)	any relief, loss, allowance, credit, deduction, rebate, set-off or other relief taken into account in computing any tax liability, or any grant conferred on any person; or

(b)	any right to repayment of taxation (whether or not including interest) available to that person,

whether in New Zealand or elsewhere;

“Representative” means, in relation to an entity, a director, officer, employee, agent, partner, contractor or adviser of that entity;

“Retained Business” means the business conducted by Telecom prior to the Demerger Date, excluding the Demerged Business;

“Retained Contract” means a Contract which is not a Transferring Contract or Transitional and Long Term Services Agreement;

“RMA” means the Resource Management Act 1991, as amended from time to time;

“Selected Employees” has the meaning given in clause 10.1;

“Separation Arrangement Plan” means the separation arrangement plan set out in Schedule 1 to this deed, subject to any amendments or variations made in accordance with the Initial Court Orders and/or the Final Court Orders, this deed, and/or otherwise required by the Court;

“Shared Asset Schedule” means the document agreed between the parties, as at the Demerger Date, which identifies those property interests in respect of which each of, or both, Telecom and Chorus NZ will, following Demerger, have an interest, pursuant to and in accordance with this deed;

“Subsidiary” means, in relation to any person:

(a)	a subsidiary within the meaning of section 5 of the Companies Act and read, where applicable, as if the entity concerned were a company incorporated under the Companies Act; or

(b)	a subsidiary in accordance with generally accepted accounting practice in New Zealand;

“tax” or “taxation” includes:

(a)	all forms of taxation, withholdings, duties, dues, imposts, levies and rates imposed in New Zealand or elsewhere;

(b)	loss of relief; and

(c)	all interest, penalties and fines relating to or arising in connection with any such taxes or loss of relief;

“Telecom Financing Statement” means a financing statement (under which a member of the Telecom Group is, as at the Demerger Date, recorded as the secured party) registered on the Personal Property Securities Register that contains a description of collateral (within the meaning of the Personal Property Securities Act 1999) to be included in the Transferring Assets;

“Telecom Group” means Telecom and its Subsidiaries from time to time;

“Telecom Information” means all confidential, non-public or proprietary information, regardless of how the information is stored or delivered, relating to and including the business, technology or other affairs of the Telecom Group (or New Telecom Group as the context requires);

“Telecom Litigation Matters” means the litigation matters listed in Part B of Schedule 7 and any other matters listed in the Asset Allocation Plan under the heading “Lawsuits and Other Claims” which are allocated to New Telecom, as at the Demerger Date;

“Telecom Related Claim” has the meaning given in clause 12.9(c);

“Telecom Share” means a fully paid ordinary share in Telecom;

“Telecom Shareholder” means a registered holder of Telecom Shares;

“Telecom Transferring Contract Payment” means any payment made by or to any member of the Telecom Group or the New Telecom Group under or in respect of a Transferring Contract which relates to the period on and from the Demerger Date;

~~“Telecom’s Amending Contracts” means the Amending Contracts listed in Schedule 9;~~

~~“Telecom’s Amending Contracts Schedule” means Schedule 9, subject to any amendment or variations made in accordance with clause 5.6;~~

“Transaction Documents” means:

(a)	this deed;

(b)	the New Chorus Registered IP Assignment;

(c)	the Property Separation Agreement;

(d)	the Transitional and Long Term Services Agreements; and

(e)	any other document, agreement or instrument that the parties agree is a Transaction Document for the purposes of this deed;

“Transferring Assets” means all:

(a)	Fixed Assets;

(b)	New Chorus Intellectual Property;

(c)	Interests in Land;

(d)	Inventory;

(e)	Transferring Contracts; and

(f)	Other Assets;

“Transferring Contracts” means:

(a)	the Contracts listed in Schedule 8;

(b)	any Contracts that prior to the Demerger Date related solely to the Demerged Business;

(c)	any Contracts that the parties agree should be transferred to Chorus under the Demerger; and

(d)	any Contract that:

(i)	prior to the Demerger Date wholly, or partly, related to the Demerged Business; and

(ii)	New Chorus will require the benefit of in order to operate the Demerged Business,

provided that, if any of the Transitional and Long Term Services Agreements include, or New Telecom agrees to add to a Transitional and Long Term Services Agreement, a service which provides Chorus with benefits equivalent to those required by New Chorus, that Contract shall not be a Transferring Contract;

but excludes:

(a)	Contracts referred to in sub-paragraph (a) of the Amending~~ed~~ Contract definition;

(b)	Telecom’s Amending Contracts; and

(c)	Transitional and Long Term Services Agreements,

provided that, where the relevant member of the New Chorus Group requires only a part of any Contract (and a member of the New Telecom Group also requires a part of that Contract), only that part of the Contract which that relevant member of the New Chorus Group requires is a Transferring Contract;

“Transferring Contracts Schedule” means Schedule 8, subject to any amendment or variations made in accordance with clause 5.5;

“Transferring Employees” means the Selected Employees who accept offers of employment with Chorus NZ and commence employment with Chorus NZ;

“Transferring Environmental Liability” means any Environmental Liability which is allocated to New Chorus under the Asset Allocation Plan or which is otherwise referable to the Demerged Business or the Transferring Assets;

“Transferring Liabilities” means all:

(a)	Transferring Environmental Liabilities;

(b)	Vested Litigation Matters;

(c)	Chorus Litigation Matters; and

(d)	Other Liabilities;

“Transferring Resource Management Processes” means any application for a notice of requirement, resource consent, private plan change or submission or appeal lodged by Telecom, or any of its Subsidiaries, which is attributable to the Demerged Business but not yet finally determined under the RMA as at the Demerger Date;

“Transitional and Long Term Services Agreements” means the transitional and long term services agreements listed in Schedule 3;

“Vested Litigation Matters” means the litigation matters listed in Part A of Schedule 7, and as specifically identified in the Asset Allocation Plan under the heading “Lawsuits and Other Claims” which are allocated to New Chorus.

“written” and “in writing” include any means of reproducing words, figures or symbols in a tangible and visible form;

1.2	Interpretation: In this deed, unless the context otherwise requires, or is specifically stated otherwise:

(a)	headings are to be ignored in construing this deed;

(b)	the singular includes the plural and vice versa;

(c)	one gender includes the other genders;

(d)	references to individuals include companies and other corporations and vice versa;

(e)	a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether before or after the date of this deed);

(f)	reference to any document includes reference to that document (and, where applicable, any of its provisions) as amended, novated, supplemented, or replaced from time to time;

(g)	reference to a party, person or entity includes:

(i)	an individual, partnership, firm, company, body corporate, corporation, association, trust, estate, state, government, governmental agency, municipal or local authority, elected or appointed public official, domestic or foreign court or tribunal or other regulatory authority, administrative agency, or commission, and any other entity, whether incorporated or not (in each case whether or not having a separate legal personality); and

(ii)	an employee, agent, successor, permitted assign, executor, administrator and other representative of such party, person or entity;

(h)	references to money are to New Zealand dollars;

(i)	references to times of day or dates are to New Zealand times and dates;

(j)	each Schedule or other attachment forms part of this deed;

(k)	a right or power may be exercised from time to time and at any time;

(l)	any word or expression cognate with a definition in this deed has a meaning corresponding or construed to the definition; and

(m)	reference to a clause, sub-clause, Schedule or a party is a reference to that clause, sub-clause, Schedule or party in this deed.

2.	DEMERGER

2.1	Demerger: Subject to the provisions of this deed, the Initial Court Orders, the Final Court Orders, the Legislation and the agreements contemplated by this deed (including the Transaction Documents), Telecom will separate its Demerged Business from its Retained Business in accordance with the Separation Arrangement Plan, such that:

(a)	Telecom and its relevant Subsidiaries will, subject to any third party rights:

(i)	dispose of the Transferring Assets to Chorus NZ;

(ii)	transfer the Transferring Liabilities to Chorus NZ;

(iii)	transfer all rights and benefits (and, to the extent possible, the obligations) under each of the Transferring Contracts to Chorus NZ; and

(b)	Chorus NZ will, subject to any third party rights:

(i)	acquire the Transferring Assets from Telecom;

(ii)	assume the Transferring Liabilities from Telecom; and

(iii)	have and assume all rights and benefits (and, to the extent possible, the obligations) under each of the Transferring Contracts from Telecom.

3.	CONDITIONS TO THE DEMERGER

3.1	Conditions: Subject to clause 3.2, the respective obligations of Telecom (including as New Telecom), Chorus (including as New Chorus) and Chorus NZ to complete the transactions contemplated by this deed are subject to the fulfilment, or the waiver by each of them, of the Conditions on or before the Demerger Date, and in any event before 30 June 2012.

3.2	For the avoidance of doubt, the obligations set out in the following clauses are not subject to the fulfilment or waiver of the Conditions, but will apply to the parties on and from the date of this deed: 4.1(a); 4.1(c); 4.1(d); 4.1(e); 4.1(f); 4.5, 7.1; 7.2(a); 7.2(b); 7.2(c); 10.1; 10.2; 17; 20.2; 20.3; 20.4; 20.5; and 20.11.

3.3	Termination on non-fulfilment: If any Condition is not satisfied (or waived) on or before the Demerger Date, each of Telecom and New Chorus (in its absolute and unfettered discretion) may by written notice to the other of them terminate its obligations under this deed at any time. In the event that this deed is terminated, the Property Separation Agreement, and each party’s obligations in the same, shall automatically terminate.

3.4	Satisfaction, waiver and release of conditions: On the acquisition of the Transferring Assets by Chorus NZ under the Demerger in accordance with the Final Court Orders, and the payment of the Purchase Price, the Conditions will be deemed conclusively to have been satisfied, waived or released for the purposes of this deed.

4.	CONDUCT OF THE PARTIES

4.1	Mutual obligations: Subject to the tennis of this deed:

(a)	on the date of this deed, each of Telecom and Chorus and Chorus NZ (as applicable) will execute, and deliver to the other party, each of the Transaction Documents (including this deed but excluding the Transitional and Long Term Services Agreements);

(b)	on or by the Demerger Date, each of Telecom, Chorus and Chorus NZ (as applicable) will execute, and deliver to the other party, each of the Transitional and Long Term Services Agreements;

(c)	Telecom (including as New Telecom) and Chorus (including as New Chorus) agree that, upon execution of each Transaction Document by all parties, they will, and will cause their respective Subsidiaries to, perform and comply with all of their respective obligations under that Transaction Document;

(d)	each of Telecom and Chorus will, and will cause their respective Subsidiaries to, use all reasonable efforts to satisfy each of the Conditions to be satisfied by it, as soon as is practical, and in any event before the Demerger Date;

(e)	each of Telecom (including as New Telecom) and Chorus (including as New Chorus) will take, or cause to be taken (including by their respective Subsidiaries), all other actions necessary or expedient to permit the completion of the Demerger and related transactions in accordance with this deed, the agreements that it contemplates and applicable law, and to co-operate with each other in connection with the Demerger, and

(f)	Telecom (including as New Telecom) and Chorus (including as New Chorus) will not, and will not permit their respective Subsidiaries to, take any action that would preclude a party from fulfilling its obligations under this deed and (without limiting the foregoing) neither Telecom nor Chorus will, or will permit their respective Subsidiaries (as applicable) to, take any steps that might interfere with existing contractual relationships of the other (except as contemplated by this deed).

4.2	Businesses of Telecom prior to the Demerger Date: Prior to the Demerger Date, Telecom will conduct, and cause its Subsidiaries to conduct, the Demerged Business in a manner consistent with previous practices and policies of Telecom but in such a manner which will accommodate the demerger of the Demerged Business from the Telecom Group.

4.3	Dealing with customers and suppliers from the Demerger Date:

(a)	Subject to clause 4.3(b) from the Demerger Date, and except as anticipated by any Transitional and Long Term Services Agreement referred to in paragraph (d) of Schedule 3, each of New Telecom and New Chorus will (and agrees to procure that other members of the New Telecom Group and New Chorus Group as applicable will):

(i)	if a third party (including a customer or supplier of a member of the New Chorus Group) contacts a member of the New Telecom Group in relation to the Demerged Business, direct that third party to contact a member of the New Chorus Group; and

(ii)	if a third party (including a customer or supplier of a member of the New Telecom Group) contacts a member of the New Chorus Group in relation to the Retained Business, direct that customer or supplier to contact a member of the New Telecom Group.

(b)	From the Demerger Date, if a customer or supplier contacts a member of the New Chorus Group in relation to a supply by or to a member of the Telecom Group which occurred, in whole or in part (in which case, this clause applies only in respect of that part), prior to the Demerger Date:

(i)	New Chorus will, or will procure that a member of the New Chorus Group will, as soon as reasonably practicable following that contact, contact an appropriate person at the New Telecom Group; and

(ii)	the parties will, and will procure that their respective Subsidiaries will, consult as to the manner of dealing with that customer or supplier in relation to that supply and will deal with that customer or supplier in a manner which is reasonable and which ensures that the reputation and profitability of each of the Demerged Business and the Retained Business is promoted or preserved to the greatest extent reasonably possible, or as otherwise agreed.

4.4	Assistance: Telecom (including as New Telecom) and Chorus (including as New Chorus) acknowledge that there may be unforeseen complications with regard to the performance of the obligations of the members of Telecom Group, the New Telecom Group and the New Chorus Group under this deed or in connection with the implementation of the Demerger. In the event that, as a result of such unforeseen complications, Telecom (including as New Telecom) or Chorus (including as New Chorus) is not able to operate its business, or any part of its business, in any material respect, the other party will, until 30 June 2012, provide all assistance to that party as may reasonably be required to minimise any business disruption arising from the relevant unforeseen complications and to facilitate the orderly implementation of the Demerger and any other transactions contemplated by this deed, provided that if such assistance will be a sharing arrangement, as that term is defined in section 69C of the Telecommunications Act 2001 (as amended by the Telecommunications (TSO, Broadband, and Other Matters) Act 2011), it will be provided only in accordance with that Act.

4.5	Defence of proceedings: Subject to clause 12 of this deed:

(a)	each of Telecom (including as New Telecom) and Chorus (including as New Chorus) will vigorously defend, or cause to be defended, any lawsuits or other legal proceedings brought against it or any of its Subsidiaries challenging this deed or the completion of the Demerger or the transactions contemplated by this deed (a “Demerger Claim”);

(b)	no party will settle or compromise (or permit any of its Subsidiaries to settle or compromise) any Demerger Claim without the prior written consent of the other parties (such consent not to be unreasonably withheld); and

(c)	each party will extend to the other party or parties (as the case may be) reasonable cooperation in relation to any Demerger Claim.

4.6	Registrar and transfer agent: Telecom will permit the registrar and transfer agent for the Telecom Shares to act as depository in connection with the Demerger and instruct that transfer agent to provide to Chorus (and such persons as it may designate) at such times as it may request such information and such other assistance as it may reasonably request in connection with the implementation and completion of the Demerger.

5.	TRANSFER OF ASSETS AND LIABILITIES

5.1	Transfer of Transferring Assets:

(a)	Telecom (including as New Telecom) will, and will procure that its Subsidiaries will, (subject to obtaining any necessary consents and subject, in the case of those Transferring Assets which comprise Transferring Contracts, to clause 7) with effect from and including the Demerger Date, transfer title to, assign, or novate to Chorus NZ, subject to any third party rights, all of the Telecom Group’s property and contractual rights in, and to the extent possible, the obligations in respect of, the Transferring Assets, including the benefit of all rights of the Telecom Group against third parties relating to the Transferring Assets.

(b)	Telecom (including as New Telecom) will and will procure that its Subsidiaries will, (subject to obtaining any necessary consents and subject, in the case of those Transferring Assets which comprise Transferring Contracts, to clause 7), as soon as reasonably practicable following the Demerger Date, give physical possession or deliver to Chorus NZ, such Transferring Assets and Records relating to the Transferring Assets or the Demerged Business as Telecom or its Subsidiaries possess and which it is possible to give physical possession of or deliver, including by giving possession and operational control of Transferring Assets at the respective places where they are normally located (other than such Transferring Contracts and Records which Telecom or its Subsidiaries are required by law to retain in their possession, in which case, Telecom and its Subsidiaries will provide copies of such Transferring Contracts and Records to Chorus NZ to the extent that they are lawfully able to do so).

5.2	Acceptance of Transferring Liabilities: On and from the Demerger Date, subject to the terms of the Transaction Documents and any third party rights, Chorus NZ will assume, and indemnify each member of the Telecom Group against, the Transferring Liabilities on the terms set out in this deed.

5.3	Assumption of employee obligations: Without limiting clause 5.2, Chorus NZ will, on and from the Demerger Date, assume the obligations of any member of the Telecom Group to pay any accrued obligations (including any amount of accrued salary and wages, annual leave, alternative holidays, long service leave and sick leave) in respect of the Transferring Employees.

5.4	Damage to Transferring Assets before Demerger: Where any of the Transferring Assets have been or are lost, destroyed or damaged at any time before the Demerger Date (including prior to the date of this deed), then Telecom (including as New Telecom) will, and will procure that any other member of the Telecom Group and the New Telecom Group will;

(a)	take such reasonable steps as Chorus NZ may require it to take (but at Chorus NZ’s cost) to enforce any insurance policies applicable in respect of such loss, destruction or damage and consequences of such damage;

(b)	hold on bare trust for, and promptly pay to, Chorus NZ (or New Chorus if applicable) the insurance monies received by it in respect of such loss, destruction or damage, and the consequences of such damage, under those insurance policies; and

(c)	take such other steps as may reasonably be required in respect of those insurance policies in order to place the parties in the position they would have been in had such loss, destruction or damage occurred subsequent to the Demerger Date and had Chorus NZ been party to those insurance policies.

5.5	Transferring Contracts Schedule: The parties agree that the Transferring Contracts Schedule may need to be updated prior to the Demerger Date to include any Contracts which are determined in the period between the date of this deed and the Demerger Date to be Transferring Contracts. Therefore the Transferring Contracts Schedule which details the Transferring Contracts to be transferred subject to and in accordance with this deed will be the updated Transferring Contracts Schedule as at the Demerger Date.

~~5.6 Telecom’s Amending Contracts Schedule: The parties agree that the Telecom’s Amending Contracts Schedule may need to be updated prior to the Demerger Date to include any Amending Contracts which are determined in the period between the date of this deed and the Demerger Date to be Telecom’s Amending Contracts. Therefore the Telecom’s Amending Contracts Schedule which details Telecom’s Amending Contracts will be the updated Telecom’s Amending Contracts Schedule, as at the Demerger Date.~~

6.	PURCHASE PRICE

6.1	Consideration for Transferring Assets and Transferring Liabilities: Chorus NZ shall, on the Demerger Date, pay the Purchase Price to Telecom in consideration for the Transferring Assets and the Transferring Liabilities.

6.2	Purchase Price calculation: The Purchase Price will be the amount determined by Telecom no later than five Business Days prior to the Demerger Date in accordance with the following formula:

Purchase Price = A – B

Where:

A is the aggregate of each balance as at the Demerger Date determined in accordance with clause 6.3 in respect of the relevant account codes in the General Ledger for the Transferring Assets (other than deferred tax), reduced, where applicable, by the balance of any provision or impairment recorded against one or more account codes in respect of those assets.

B is the aggregate of each balance as at the Demerger Date determined in accordance with clause 6.3 in respect of the relevant account codes in the General Ledger for the Transferring Liabilities (other than deferred tax).

6.3	Use of projected balances: in determining the balances referred to in the formula in clause 6.2, Telecom will use projected balances for the Demerger Date, being the:

(a)	actual balances as at a given month-end prior to the Demerger Date or, in respect of a particular Transferring Asset or Transferring Liability, such other date as Telecom may determine is appropriate in respect of such assets or liabilities; reduced or increased, as appropriate, by

(b)	reasonable estimates of any expected movements in those balances (including depreciation that would otherwise be charged) between the date of the balances in paragraph (a) and the Demerger Date.

6.4	No adjustment for differences between actual and projected balances: The parties agree and acknowledge that the Purchase Price determined in accordance with clauses 6.2 and 6.3, will be the final Purchase Price, that no adjustment will be made to the Purchase Price by reason of any difference between the actual balances as at the Demerger Date and the balances determined in accordance with clause 6.3, and that no party shall have recourse to any other party pursuant to this deed in respect of any such difference.

7.	CONTRACTS

7.1	Identification and consent: The parties will, as soon as reasonably practicable, work together to identify any Transferring Contract under which the consent of the counterparty is required to an assignment or novation (in whole or in part) to Chorus NZ.

7.2	Agreements in respect of Transferring Contracts:

(a)	Each of Telecom (including as New Telecom) and Chorus (including as New Chorus) must use, and must procure that each other member of the Telecom Group, the New Telecom Group and the New Chorus Group (as applicable) uses, its reasonable endeavours to assign or novate each Transferring Contract such that Chorus NZ, with effect on and from the Demerger Date, obtains the full benefit of, and must perform the obligations in respect of, that Transferring Contract, including, where necessary, by:

(i)	executing all agreements and doing all things reasonably required in connection with the assignment or novation of the Transferring Contracts; and

(ii)	seeking to obtain the consent of the other parties to any Transferring Contract, if required, to the assignment or novation of that Transferring Contract to Chorus NZ, unless the parties agree otherwise.

(b)	Each of Telecom including as New Telecom, Chorus (including as New Chorus) and Chorus NZ must, if required by any member of the Telecom Group which is to transfer the relevant Transferring Contract to Chorus NZ, use reasonable endeavours to assist that member of the Telecom Group to obtain an assignment or novation of any Transferring Contract, including by providing:

(i)	any information reasonably required by a third party; and

(ii)	in the case of Chorus NZ, guarantees, letters of comfort or other security from Chorus NZ or New Chorus where reasonably requested by a third party.

(c)	Prior to the Demerger Date, Telecom:

(i)	will not (and must procure that each other member of the Telecom Group will not), except in furtherance of the Demerger, wilfully do or omit to do anything that would cause a breach of any Transferring Contract or any Contract that is to be assigned or novated to New Chorus in part; and

(ii)	must, except in furtherance of the Demerger, exercise all rights and discretions (and cause each member of the Telecom Group that is a party to the relevant Transferring Contract to exercise all rights and discretions) that Telecom would otherwise exercise in the ordinary course of its business in respect of its performance under a Transferring Contract.

(d)	Telecom (including as New Telecom) indemnifies, and must procure that each relevant other member of the New Telecom Group that is a party to the relevant Transferring Contract indemnifies, each of New Chorus and Chorus NZ in respect of any liability or loss arising directly or indirectly from a breach by a member of the Telecom Group of any of its obligations under clause 7.2(c)~~7.2(c)7.2(c)~~.

7.3	Transferring Contracts not assigned or novated: For the avoidance of doubt, if any of the Contracts that are intended to be Transferring Contracts cannot be assigned or novated to Chorus NZ with effect on and from the Demerger Date as contemplated under this deed, that Contract will be dealt with under, or pursuant to, the relevant Transitional and Long Term Services Agreement

7.4	Rights and obligations from the Demerger Date: With effect on and from the Demerger Date, Chorus NZ will, as between Chorus NZ and the relevant member of the New Telecom Group and if, to the extent necessary or unless otherwise agreed, third party consents have been or are obtained:

(a)	have the benefit of each of the Transferring Contracts to the exclusion of New Telecom and its Subsidiaries (except as may be required in order for a member of the New Chorus Group to provide services to a member of the New Telecom Group under, or pursuant to, any Transitional and Long Term Service Agreement);

(b)	where a Transferring Contract has been assigned:

(i)	subject to 7.4(b)(ii) below, perform ail the obligations of New Telecom or its Subsidiaries (as the case may be) under each of the Transferring Contracts which are required to be performed on and from the Demerger Date;

(ii)	the obligations in clause 7.4(b)(i) shall not apply in respect of any additional obligation or liability attributable to any breach by Telecom, or any of its Subsidiaries (as the case may be), of any Transferring Contract before the Demerger Date, and New Telecom will indemnify the New Chorus group for any liability (including Costs) or loss incurred by any member of the New Chorus Group arising out of any such breach by Telecom, or any of its Subsidiaries; and

(c)	indemnify New Telecom and its Subsidiaries in respect of any liability (including Costs) or loss arising directly or indirectly from a breach by Chorus NZ of any of its obligations under this clause.

7.5	Receipts and payments under Transferring Contracts: Unless otherwise provided for in the Asset Allocation Plan:

(a)	New Telecom will, or (where applicable) will procure that its relevant Subsidiaries will hold on bare trust for, and as soon as is reasonably practicable account to, New Chorus or Chorus NZ in respect of any Telecom Transferring Contract Payment received by New Telecom or its relevant Subsidiaries, and will take such other steps as shall be reasonably necessary to put the parties in the position they would have been in if that payment had been received by New Chorus or Chorus NZ under that Transferring Contract.

(b)	New Chorus or Chorus NZ as applicable will indemnify New Telecom (or its relevant Subsidiaries) in respect of any Telecom Transferring Contract Payment made by New Telecom or its relevant Subsidiaries and will take such other steps as will be reasonably necessary to put the parties in the position they would have been in if that payment had been made by New Chorus or Chorus NZ under that Transferring Contract.

7.6	Receipts and payments under Retained Contracts: Unless otherwise provided for in the Asset Allocation Plan:

(a)	New Chorus or Chorus NZ, as applicable, will hold on bare trust for and as soon as is reasonably practicable account to New Telecom or its relevant Subsidiaries in respect of any New Chorus Retained Contract Payment received by New Chorus or Chorus NZ and will take such other steps as will be reasonably necessary to put the parties in the position they would have been in if that payment had been received by New Telecom (or its relevant Subsidiaries) under the Retained Contract.

(b)	New Telecom shall, or (where applicable) will procure that its relevant Subsidiaries will, indemnify New Chorus or Chorus NZ as applicable in respect of any New Chorus Retained Contract Payment made by New Chorus or Chorus NZ as applicable and will take such other steps as will be reasonably necessary to put the parties in the position they would have been in if that payment had been made by New Telecom (or its relevant Subsidiaries) under the Retained Contract.

8.	MISPLACED ASSETS AND LIABILITIES

8.1	Allocation process: If after the Demerger Date a party identifies any asset or liability (excluding any Claim) that is not included in or identified by the Asset Allocation Plan, and which that party considers should have been transferred as part of the Demerger, the process for allocation set out in Schedule 4 will apply.

9.	INTELLECTUAL PROPERTY

9.1	Ownership of New Chorus Registered IP:

(a)	On and from the Demerger Date, Chorus NZ will own the New Chorus Registered IP.

(b)	Telecom agrees to, and agrees to ensure its Subsidiaries, do all things and execute all deeds, instruments, transfers or other documents reasonably requested by Chorus NZ to transfer all rights, title and interest in the New Chorus Registered IP that are owned by Telecom or its Subsidiaries prior to the Demerger Date to Chorus NZ and to allow or assist Chorus NZ to obtain, perfect, assert, enforce or defend its interest in, and ability to exercise its rights in relation to, the New Chorus Registered IP including by executing the New Chorus Registered IP Assignment in accordance with this deed.

9.2	Ownership of New Chorus Allocated IP:

(a)	On and from the Demerger Date, Chorus NZ will own and receive the benefit of all New Chorus Allocated IP.

(b)	Telecom agrees to, and agrees to ensure its Subsidiaries, do all things and execute all deeds, instruments, transfers or other documents reasonably requested by Chorus NZ to transfer all rights, title and interest in the New Chorus Allocated IP that is owned by Telecom or its Subsidiaries prior to the Demerger Date to Chorus NZ and to allow or assist Chorus NZ to receive the benefit of and obtain, perfect, assert, enforce or defend its interest in, and ability to exercise its rights in relation to, the New Chorus Allocated IP.

9.3	Prohibition on use of New Chorus Names: Subject to clause 9.4, on and from the Demerger Date, New Telecom must not, and must ensure that each other member of the New Telecom Group does not:

(a)	use any New Chorus Name;

(b)	apply to register any New Chorus Name; or

(c)	attempt to assign or license to another party (other than New Chorus or Chorus NZ) any rights in relation to any New Chorus Name,

or any confusingly similar name, whether as a trade mark, company name, business name, Internet domain name, product description or in any other manner.

9.4	Transitional use of New Chorus Names:

(a)	Subject to clause 9.4(c), each of New Chorus and Chorus NZ agrees that it will not take any action against New Telecom or any other member of the New Telecom Group in respect of any breach of clause 9.3(a) (other than a breach of the nature referred to in clause 9.4(b)), provided that New Telecom or the relevant member of the New Telecom Group has used all reasonable endeavours to avoid, or to minimise the extent of, the breach and any confusion or deception that may arise as a result of the breach.

(b)	Subject to clause 9.4(c), each of New Chorus and Chorus NZ agrees that it will not take any action against New Telecom or any other member of the New Telecom Group in respect of any breach of clause 9.3(a) that occurs in relation to the continued use of a New Chorus Name on a physical asset owned by a member of the New Telecom Group where that New Chorus Name was already applied to that asset prior to the Demerger Date and where it would be impractical or unreasonable to cease that use, provided that New Telecom or the relevant member of the New Telecom Group:

(i)	ceases such use at the next reasonable opportunity; and

(ii)	uses all reasonable endeavours to avoid, or to minimise the extent of, the breach and any confusion or deception that may arise as a result of the breach.

(c)	The agreement of New Chorus and Chorus NZ in clauses 9.4(a) and 9.4(b) is provided on the basis that New Chorus and Chorus NZ may, upon 6 months’ written notice to New Telecom, withdraw their respective agreement in clauses 9.4(a) or 9.4(b) if, in the reasonable opinion of New Chorus and Chorus NZ, any use of a New Chorus Name by New Telecom or any other member of the New Telecom Group, may adversely affect:

(i)	the reputation of the New Chorus Group or of the Demerged Business; or

(ii)	the capacity of New Chorus and Chorus NZ to effectively protect their rights in relation to the New Chorus Name.

9.5	Prohibition on use of New Telecom Names: Subject to clause 9.6, from the Demerger Date, New Chorus and Chorus NZ must not:

(a)	use any New Telecom Name;

(b)	apply to register any New Telecom Name; or

(c)	attempt to assign or license to another party (other than any member of the New Telecom Group) any rights in relation to any New Telecom Name,

or any confusingly similar name, whether as a trade mark, company name, business name, domain name, product description or in any other manner.

9.6	Transitional use of New Telecom Names:

(a)	Subject to clause 9.6(c), New Telecom agrees that neither it, nor any other member of the New Telecom Group, will take any action against New Chorus or Chorus NZ in respect of any breach of clause 9.5(a) (other than a breach of the nature referred to in clause 9.6(b)), provided that New Chorus and/or Chorus NZ (as applicable) has used all reasonable endeavours to avoid, or to minimise the extent of, the breach and any confusion or deception that may arise as a result of the breach.

(b)	Subject to clause 9.6(c), New Telecom agrees that neither it, nor any other member of the New Telecom Group, will take any action against New Chorus or Chorus NZ in respect of any breach of clause 9.5(a) that occurs in relation to the use of a New Telecom Name on a physical asset owned by Chorus NZ where that New Telecom Name was already applied to that asset prior to the Demerger Date and where it would be impractical or unreasonable to cease that use, provided that New Chorus and/or Chorus NZ (as applicable);

(i)	ceases such use at the next reasonable opportunity; and

(ii)	uses all reasonable endeavours to avoid, or to minimise the extent of, the breach and any confusion or deception that may arise as a result of the breach.

(c)	The agreement of New Telecom in clause 9.6(a) and 9.6(b) is provided on the basis that New Telecom may, upon 6 months’ written notice to New Chorus and Chorus NZ, withdraw its agreement in clause 9.6(a) and 9.6(b) if, in the reasonable opinion of New Telecom, any use of a New Telecom Name by New Chorus or Chorus NZ may adversely affect:

(i)	the reputation of the New Telecom Group or of the Retained Business; or

(ii)	New Telecom’s capacity to effectively protect its rights in relation to the New Telecom Name.

9.7	Distinguish businesses: Except to the extent expressly recognised by clauses 9.4(b) and 9.6(b), New Telecom and New Chorus will use their respective best endeavours to distinguish their respective businesses from each other with effect on and from the Demerger Date.

10.	EMPLOYEES

10.1	Selection: At least 40 Business Days prior to the Demerger Date, Telecom will determine which of the members of the Telecom Group’s employees required to operate the Demerged Business will be offered employment by Chorus NZ (“Selected Employees”).

10.2	Offer of employment: At least 30 Business Days prior to the Demerger Date, Chorus NZ shall offer employment to all of the Selected Employees, with effect on and from the Demerger Date, on terms and conditions of employment that will ensure, to the greatest extent possible, that the Selected Employees will not be entitled to redundancy compensation upon termination of their employment with the relevant member of the Telecom Group. Telecom shall use reasonable endeavours to persuade all of the Selected Employees to accept the offer of employment from Chorus NZ. The offer of employment will be conditional upon the Selected Employee providing a written waiver of redundancy compensation, notice of termination of employment and the right to raise any grievance/claim in relation to termination of employment.

10.3	Accrued benefits: On and from the Demerger Date, Chorus NZ will assume, and indemnify the members of the New Telecom Group against, the obligations of any member of the Telecom Group to pay any accrued obligations (including any amount of accrued salary and wages, annual leave, alternative holidays, long service leave and sick leave) in respect of the Transferring Employees.

10.4	Recognition of service: From the Demerger Date, Chorus NZ shall treat service by any of the Transferring Employees with the members of the Telecom Group as service with Chorus NZ for all employment related purposes.

10.5	Redundancy: If:

(a)	the employment of any employee of a member of the Telecom Group is terminated due to redundancy prior to the Demerger Date and the employee is then offered employment with a member of the New Chorus Group within three months of the Demerger Date, New Chorus must (or must procure that the relevant member of the New Chorus Group must) ensure that any offer of employment to the employee is conditional on the employee either waiving in writing his or her right to redundancy compensation from Telecom or any other relevant member of the New Telecom Group (if he or she has not been paid any such compensation) or reimbursing Telecom or New Telecom for any redundancy compensation he or she has received.

(b)	the employment of any employee of a member of the New Telecom Group or a member of the New Chorus Group is terminated due to redundancy within three months following the Demerger Date and such employee is then offered employment with a member of the New Chorus Group or a member of the New Telecom Group respectively, that entity must ensure that any offer of employment to the employee is conditional on the employee either waiving his or her right to redundancy compensation (if he or she has not been paid any such compensation) or reimbursing New Chorus or New Telecom any redundancy compensation he or she has received.

10.6	Government Superannuation Fund: Telecom is party to a deed with the Crown dated 25 May 1990 which relates to the Government Superannuation Fund pursuant to the Government Superannuation Fund Act 1956 (“Superannuation Deed”). New Chorus has agreed to enter into a deed with the Crown which mirrors certain provisions of the Superannuation Deed prior to the Demerger Date. New Telecom and New Chorus agree that, on and from the Demerger Date, where Transferring Employees are contributors to the Government Superannuation Fund pursuant to the Government Superannuation Fund Act 1956:

(a)	New Telecom will be liable for that proportion of employer payments to the Government Superannuation Fund in relation to the Transferring Employees that relates to the period up to the Demerger Date, including any payment that may subsequently be required by the Government Superannuation Fund Authority to the extent relating to this period; and

(b)	New Chorus will be liable for that proportion of employer payments to the Government Superannuation Fund in relation to the Transferring Employees that relates to the period on and from the Demerger Date, including any payment that may subsequently be required by the Government Superannuation Fund Authority to the extent relating to this period.

10.7	Personal grievances (or other employment claims): Should an employee of a member of the New Chorus Group raise a personal grievance (or other employment related Claim), it will be deemed to be a Chorus Litigation Matter for the purposes of this deed and, for the avoidance of doubt, the relevant member of the New Chorus Group will be liable for all Costs, and any amount paid to the employee, incurred in relation to personal grievance (or other employment related Claim).

10.8	Incentive Scheme Accruals: The parties agree that the Purchase Price reflects Chorus NZ’s assumption, on and from the Demerger Date, of a Transferring Liability which reflects all accruals made by the members of the Telecom Group for Transferring Employees under Telecom’s 2011-2012 Short Term Incentive Scheme, the 2009-2010 Chorus Cash Long Term Incentive Scheme, the 2010-2011 Telecom Cash Long Term Incentive Scheme and the 2011-2012 Equity Link Scheme and any other incentive scheme under which the Transferring Employees are entitled to benefit. On and from Demerger Date, New Chorus will, on written demand, indemnify the members of the New Telecom Group against, all liability for any payments to Transferring Employees in relation to such incentive schemes. For the purpose of this clause, “accrual” means the amount accrued by Telecom in its latest management accounts as at the Demerger Date in respect of any grants/awards to Transferring Employees for the proportion of the vesting period of each grant/award that is complete as at the Demerger Date. The parties acknowledge that the rates of accrual (for example, at 1.0 times the applicable target value of a grant/award) may differ for different incentive schemes/grants, and that any actual difference (i.e. shortfall or surplus) in the amount ultimately accrued in respect of a grant/award and the amount ultimately required to satisfy that grant/award that arises from the rate of the accrual recorded in the management accounts (for example, because the ultimate payment is at a higher or lower rate than 1.0 times the applicable target value of a grant/award) will be to the account of New Chorus.

11.	ENVIRONMENTAL MATTERS

11.1	Acceptance of Transferring Environmental Liability: Chorus NZ will, on and from the Demerger Date, assume liability for, and will indemnify New Telecom against, any Transferring Environmental Liability or any Claim in respect of a Transferring Environmental Liability.

11.2	Retention of Environmental Liability: Telecom acknowledges that New Telecom will retain responsibility for any Environmental Liability other than a Transferring Environmental Liability and, on and from the Demerger Date, will indemnify New Chorus and Chorus NZ from and against any such Environmental Liability.

11.3	Transferring Resource Management Processes: The parties acknowledge that they will co-operate fully and communicate in a timely, open and honest manner to ensure that all actions necessary to obtain and implement the Transferring Resource Management Processes in an effective and appropriate manner are completed.

11.4	Overlapping designations: The Legislation provides a mechanism for identifying the existing designations for which Telecom is responsible, those which are to be transferred to New Chorus or Chorus NZ, and those which are to be granted back to New Telecom. The result is that both New Chorus or Chorus NZ and New Telecom will in some instances both hold a designation in respect of the same land and on the same terms, but with the designations transferred to New Chorus or Chorus NZ being treated as earlier designations (“Earlier Designation”) under section 177 of the RMA and the designations granted back to New Telecom being treated as later designations. Where New Chorus or Chorus NZ is responsible for an Earlier Designation:

(a)	New Chorus or Chorus NZ shall not unreasonably withhold its approval, as requiring authority, under section 177 of the RMA, for any activity sought to be undertaken by New Telecom on land subject to an Earlier Designation;

(b)	New Chorus or Chorus NZ shall use reasonable endeavours to accommodate a request by New Telecom to undertake an activity on land subject to the Earlier Designation and both parties shall in good faith use all reasonable endeavours to resolve a dispute before any appeal is lodged under section 179 of the RMA; and

(c)	prior to New Chorus or Chorus NZ undertaking, pursuant to its Earlier Designation, any activities that will prevent or hinder the activities of New Telecom in any material way, it shall give reasonable notice to New Telecom of its intention to undertake such activities and give New Telecom a reasonable opportunity to respond. If New Telecom:

(i)	requests any modifications to the activities proposed by New Chorus or Chorus NZ to avoid or minimise interference with the activities of New Telecom, the parties shall in good faith discuss any increase in cost arising from the modifications and who should bear those costs; and

(ii)	agrees to pay all costs (including Costs) reasonably attributable to the modifications it has requested, or as otherwise agreed by the parties, and it is practicable for New Chorus or Chorus NZ to modify its proposed activity, then New Chorus or Chorus NZ shall undertake its activities in accordance with those modifications.

12.	LITIGATION

12.1	Management of litigation: This clause 12 governs:

(a)	the ongoing management of Claims brought before the Demerger Date relating to the Demerged Business;

(b)	the management of certain Claims brought on and from the Demerger Date; and

(c)	related matters.

12.2	Management: In this clause 12, “management” includes decision-making and actions concerning the commencement, continuation and/or resolution (and the terms thereof), resisting, defending, disputing, avoiding, counterclaiming, setting off, settling, compromising, appealing, or taking any relevant step in the Claim; and “manage” shall have a corresponding meaning.

12.3	No right to bring Claims: The parties acknowledge that no member of the New Telecom Group or the New Chorus Group has any right to make a Claim against a member of the New Chorus Group or the New Telecom Group (as the case may be) in respect of any liability (including Costs) or loss arising directly or indirectly in connection with Vested Litigation Matters, Chorus Litigation Matters, Telecom Litigation Matters, Joint Litigation Matters, Chorus Related Claims or Telecom Related Claims, except:

(a)	as provided in or to enforce the provisions of this deed;

(b)	as provided in a Transaction Document;

(c)	as provided in an arrangement that is conducted on the basis of commercial, arms’ length terms and conditions between a member of the New Telecom Group and the New Chorus Group; or

(d)	as provided in an arrangement that is expedient for the completion of the Demerger.

12.4	Indemnity in favour of Telecom:

(a)	Subject to clause 12.12(a) below and to the extent permitted by law, New Chorus will indemnify New Telecom and each member of the New Telecom Group against any liability (including Costs) or loss incurred by any member of the New Telecom Group on and from the Demerger Date in connection with:

(i)	any Vested Litigation Matter;

(ii)	any Chorus Litigation Matter;

(iii)	any Joint Litigation Matter, but only to the extent that the relevant liability (including Costs) or loss relates to the Demerged Business; and

(iv)	any Chorus Related Claim, or Telecom Related Claim, but in each case only to the extent the relevant liability (including Costs) or loss relates to the Demerged Business.

(b)	The covenants of New Chorus in clause 12.4(a)(i), insofar as they apply to any judgment (including any orders as to interest and/or Costs) made by any competent court against any member of the New Telecom Group are given for the benefit of, and are enforceable in terms of the Contracts (Privity) Act 1982 by the parties to the Vested Litigation Matters (the “Litigation Counterparties”). This deed may be varied by the parties to it without the approval of the Litigation Counterparties.

12.5	Indemnity in favour of New Chorus: Subject to clause 12.12(a) below and to the extent permitted by law, Telecom (including as New Telecom) will indemnify New Chorus and each member of the New Chorus Group against any liability (including Costs) or loss incurred by the New Chorus Group on and from the Demerger Date in connection with:

(a)	any Telecom Litigation Matter;

(b)	any Joint Litigation Matter, but only to the extent that the relevant liability (including Costs) or loss relates to the Retained Business; and

(c)	any Chorus Related Claim or Telecom Related Claim, but in each case only to the extent the relevant liability (including Costs) or loss relates to the Retained Business.

12.6	Management and Costs of Vested Litigation Matters and Chorus Litigation Matters: On and from the Demerger Date and subject to clause 12.12:

(a)	New Chorus is to manage and bear the Costs incurred after the Demerger Date of, each Vested Litigation Matter and Chorus Litigation Matter; and

(b)	New Chorus must keep New Telecom fully informed of and facilitate New Telecom’s involvement in such matters relating to Chorus Litigation Matters and Vested Litigation Matters as are appropriate, having regard to New Telecom’s interest in the relevant matter.

(c)	In the management of such matters, New Chorus shall act in a manner that does not unreasonably prejudice New Telecom’s reputation or position and shall take into account New Telecom’s reasonable requests in this regard.

(d)	If there is any disagreement between New Chorus and New Telecom in relation to the management by New Chorus of a Vested Litigation Matter or a Chorus Litigation Matter, the reasonable requirements and directions of New Chorus will prevail.

12.7	Management and Costs of Joint Litigation Matters:

(a)	On and from the Demerger Date, and subject to clause 12.12, New Telecom or New Chorus (as appropriate) will cause each Joint Litigation Matter to be managed by New Chorus (if the Joint Litigation Matter relates primarily to the Demerged Business) or New Telecom (if the Joint Litigation Matter relates primarily to the Retained Business).

(b)	To the extent that there is any disagreement between New Telecom and New Chorus in relation to any aspect of the management of the Joint Litigation Matter, the reasonable requirements and directions of the party managing the Joint Litigation Matter are to prevail.

(c)	New Telecom and New Chorus will share the Costs incurred in relation to each Joint Litigation Matter on and from the Demerger Date in proportion to the extent to which the benefits or liabilities accruing from such Joint Litigation Matter relate to the Retained Business, or to the Demerged Business (as the case may be).

12.8	Claims against New Telecom on and from the Demerger Date relating to the Demerged Business

(a)	This clause does not apply to Vested Litigation Matters or Telecom Litigation Matters.

(b)	A member of the New Telecom Group will be responsible for the management of, and liability (including Costs) or loss associated with any Claim brought against it on and from the Demerger Date, except in the circumstances set out in this clause 12.8.

(c)	If, on and from the Demerger Date, and subject to clause 12.12:

(i)	a Claim is brought against New Telecom or another member of the New Telecom Group by a third party other than New Chorus or Chorus NZ; or

(ii)	New Telecom or another member of the New Telecom Group becomes aware of a fact or matter which could reasonably be expected to give rise to a Claim by a third party other than New Chorus or Chorus NZ against New Telecom or another member of the New Telecom Group, and the subject matter of that Claim relates partly or wholly to the Demerged Business, or the Claim is one in respect of which New Telecom or a member of the New Telecom Group has or may have an indemnity from New Chorus (but for the avoidance of doubt excluding Telecom Litigation Matters) (a “Chorus Related Claim”), then (whether or not New Chorus or Chorus NZ has also been or may be joined as a party in respect of that Claim):

(iii)	subject to clause 17, New Telecom must promptly provide to New Chorus a copy of the documentation that constitutes the Chorus Related Claim, together with all other information in the possession, custody or control of the New Telecom Group which is relevant to the Chorus Related Claim;

(iv)	to the extent permitted by law, and with the consent of any required parties, if the Chorus Related Claim relates wholly to the Demerged Business, New Telecom will, acting reasonably, assign that Chorus Related Claim to New Chorus or Chorus NZ, in which case New Chorus will be solely responsible for the Costs and management of the Chorus Related Claim, and, subject to clause 12.12(a), will indemnify New Telecom and each member of the New Telecom Group against any liability (including Costs) or loss incurred by New Telecom or another member of the New Telecom Group on and from the Demerger Date in connection with that Chorus Related Claim;

(v)	unless a Chorus Related Claim has been assigned in accordance with clause 12.8(c)(iv):

(aa)	New Telecom may, in its absolute discretion, either retain responsibility for the management of the Chorus Related Claim or require New Chorus to assume responsibility for the management of the Chorus Related Claim;

(bb)	New Telecom and New Chorus will share the Costs of the Chorus Related Claim in proportion to the extent to which the liabilities and benefits in connection with the Chorus Related Claim relate to the Retained Business, or to the Demerged Business; and

(cc)	if there is any disagreement between New Chorus and New Telecom in relation to a Chorus Related Claim:

(A)	if the Chorus Related Claim relates primarily to the Demerged Business, the reasonable requirements and directions of New Chorus are to prevail;

(B)	if the Chorus Related Claim relates primarily to the Retained Business, the reasonable requirements and directions of New Telecom are to prevail.

12.9	Claims against New Chorus on and from the Demerger Date relating to the Retained Business:

(a)	This clause does not apply to Vested Litigation Matters or Telecom Litigation Matters.

(b)	The New Chorus Group will be responsible for the management of, and liability (including Costs) or loss associated with any Claim brought against New Chorus or Chorus NZ on and from the Demerger Date, except in the circumstances set out in this clause 12.9.

(c)	If, after the Demerger Date and subject to clause 12.12:

(i)	a Claim is brought against New Chorus or Chorus NZ by a third party other than New Telecom or another member of the New Telecom Group; or

(ii)	New Chorus or Chorus NZ becomes aware of any fact or matter which could reasonably be expected to give rise to a Claim by a third party other than New Telecom or another member of the New Telecom Group against New Chorus or Chorus NZ, and the subject matter of that Claim relates partly or wholly to the Retained Business, or the Claim is one in respect of which New Chorus or Chorus NZ has or may have an indemnity from New Telecom (but for the avoidance of doubt, excluding Vested Litigation Matters) (a “Telecom Related Claim”), then, (whether or not New Telecom or another member of the New Telecom Group has also been or may be joined as a party in respect of that Claim):

(iii)	subject to clause 17, New Chorus must promptly provide a copy of the documentation that makes up the Telecom Related Claim to New Telecom, together with all other information in the possession, custody or control of the New Chorus Group which is relevant to the Claim;

(iv)	to the extent permitted by law, and with the consent of any required parties, if the Telecom Related Claim relates wholly to the Retained Business, New Chorus will, acting reasonably, assign that Telecom Related Claim to New Telecom or another member of the New Telecom Group, in which case New Telecom will be solely responsible for the Costs and management of the Telecom Related Claim, and subject to clause 12.12(a), will indemnify New Chorus and Chorus NZ against any liability (including Costs) or loss incurred by New Chorus or Chorus NZ in connection with that Telecom Related Claim;

(v)	unless a Telecom Related Claim has been assigned in accordance with clause 12.9(c)(iv):

(aa)	New Chorus may, in its absolute discretion, either retain responsibility for the management of the Telecom Related Claim or require New Telecom to assume responsibility for the management of the Telecom Related Claim;

(bb)	New Telecom and New Chorus will share the Costs of the Telecom Related Claim in proportion to the extent to which the liabilities and benefits in connection with the Telecom Related Claim relate to the Retained Business, or to the Demerged Business; and

(cc)	if there is any disagreement between New Chorus and New Telecom in relation to a Telecom Related Claim:

(A)	if the Telecom Related Claim relates primarily to the Demerged Business, the reasonable requirements and directions of New Chorus are to prevail;

(B)	if the Chorus Related Claim relates primarily to the Retained Business, the reasonable requirements and directions of New Telecom are to prevail.

12.10	Principles applying to management of certain Claims

(a)	The party having responsibility for the management of a Claim under clauses 12.7 to 12.9 (in this clause 12.10 the “first party”) agrees not to do, and must not permit any of its Representatives to do, any of the following things in respect of the Claim without the prior written consent of the party who is to bear the greater proportion of the Costs in respect of the Claim under clause 12.7(c), 12.8(c)(v)(bb)or 12.9(c)(v)(bb)(respectively) (in this clause 12.10 the “second party”) (which consent must not be unreasonably withheld):

(i)	admit, compromise, settle or pay the Claim; or

(ii)	take any other steps which may in any way prejudice the prosecution, defence or challenge of the Claim including the discontinuation of any proceeding or appeal instituted or defended by the second party in the name of the first party.

(b)	The first party must consult with the second party in relation to:

(i)	the terms of the Claim; and

(ii)	any action in the name of the first party to resist, defend, dispute, avoid, counterclaim, set off, settle, compromise or appeal the Claim.

(c)	The first party must keep, at ail times, the second party fully informed of and facilitate the second party’s involvement in all matters relating to the Claim including:

(i)	retainer of solicitors and counsel;

(ii)	preparation and calling of evidence and the making of submissions;

(iii)	provision of ail documents relating to the Claim; and

if an appeal is to be made, all matters relating to the appeal (including the matters specified in sub-paragraphs 12.10(c)(i) to (iii)).

(d)	If the party having responsibility for the management of a Claim under clauses 12.7 to 12.9 is also the party which is to bear the greater proportion of the Costs in respect of the Claim under clause 12.7(c), 12.8(c)(v)(bb) or 12.9(c)(v)(cc)(respectively), then that party must keep the other party fully informed of and facilitate the other party’s involvement in such matters relating to the Claim as are appropriate having regard to the other party’s interest in the Claim.

12.11	Access and cooperation: Save for when the relevant Claim has been validly assigned pursuant to clause 12.8(c)(iv) or 12.9(c)(iv), in connection with any Chorus Litigation Matter, Joint Litigation Matter, Vested Litigation Matter, Chorus Related Claim, Telecom Related Claim, or Telecom Litigation Matter to which clause 12.12(b) applies:

(a)	New Telecom and New Chorus must ensure that the other party and its respective Subsidiaries (and their Representatives) are given:

(i)	full and timely access to, and are permitted to take copies of, all relevant Records in the possession, custody or control of the party and each of its Subsidiaries for the purposes of assessing and prosecuting or defending the Claim;

(ii)	reasonable and timely access to appropriate Representatives of the party and each of its Subsidiaries for the purposes of assessing the Claim or preparing evidence, analysis, factual research and extracting data for use in or in connection with the Claim; and

(iii)	all other reasonable and timely assistance in relation to the Claim,

and each of Telecom and New Chorus agrees to take, and must procure that its relevant Subsidiaries take, reasonable steps to minimise disruption caused to the Retained Business or the Demerged Business (as the case may be).

(b)	For the avoidance of doubt, New Telecom and New Chorus must ensure that their Representatives and the Representatives of each of their Subsidiaries who are potential witnesses relevant to a Claim are made available to prepare evidence for the Claim (including, for example, meeting with counsel as necessary) and to appear and give evidence at any hearing in the Claim.

(c)	In the event of a disagreement between the parties as to what comprises reasonable and timely access or assistance under this clause 12.11, the reasonable directions of the party managing the Claim shall prevail.

(d)	New Telecom and New Chorus must, and must ensure their respective Subsidiaries (and their Representatives) take all necessary steps and actions to enable the management of Claims as envisaged in this clause 12.

12.12	Excluded Litigation Matters:

(a)	Despite the provisions of clause 7.6(b), this clause 12 and Schedule 4, Telecom and New Chorus agree that the indemnities in clauses 7.4(b), 7.4(c), 12.4, 12.5,12.8 and 12.9 do not apply to:

(i)	any Claim to the extent, and only to the extent, that the Claim contains any allegation of fraud made against either:

(aa)	a member of the Telecom Group;

(bb)	a member of the New Telecom Group; or

(cc)	a member of the New Chorus Group;

(ii)	any criminal prosecution against a member of the Telecom Group or the New Telecom Group (and not against the New Chorus Group);

(iii)	any criminal prosecution against the New Chorus Group (and not against a member of the Telecom Group or the New Telecom Group); or

(iv)	any dispute with any governmental agency concerning taxation (including a Claim made by a party against a governmental agency concerning taxation).

(b)	In the case of any dispute with any governmental agency concerning taxation (including a Claim made by a party against a governmental agency concerning taxation), the Claim will be managed by the party against which the Claim is brought or by the party by whom the Claim against the governmental agency is made (as the case may be), at its own cost, and no other provision of this clause 12 will apply to any such dispute or Claim, except that clause 12.11 will apply to any dispute with any governmental agency concerning taxation that is a Telecom Litigation Matter.

(c)	Where the predominant aspect of a Claim is an allegation of fraud, or the Claim is a criminal prosecution, the Claim will be managed by the party against which the Claim is brought, at its own cost.

12.13	Assignment of litigation proceeds: New Telecom must, and must procure that each other member of the New Telecom Group, acting reasonably and to the extent permitted by law, assigns to New Chorus or Chorus NZ (as directed by New Chorus):

(a)	the proceeds of any Chorus Litigation Matter; and

(b)	the proceeds of any Vested Litigation Matter.

12.14	Disclosure of information:

(a)	Any information obtained under this clause 12 must be retained, managed and disposed of in a manner consistent with any Legacy Separation Undertakings obligations or obligations on New Chorus to protect “Commercial Information” and “Access Seeker Confidential information”, as defined by the New Chorus Open Access Deeds of Undertakings.

(b)	To the extent any of the information to be provided between the parties pursuant to this clause 12 is privileged, privilege is not waived by such provision of information.

13.	CROSS INDEMNITIES

13.1	Cross indemnity: In addition to, and without limiting, the provisions of clauses 7.6(b), and 12 except as provided for in clause 13.3, on and from the Demerger Date:

(a)	New Telecom will indemnify the New Chorus Group from and against any and all losses, damages, liabilities, Claims, Costs and expenses (but excluding, for the avoidance of doubt, any liability of the New Chorus Group to a governmental agency in respect of taxation) sustained or incurred by New Chorus or Chorus NZ on and from the Demerger Date that relate to the conduct of the Retained Business;

(b)	New Chorus will indemnify each member of the New Telecom Group from and against any and all losses, damages, liabilities, Claims, Costs and expenses (but excluding, for the avoidance of doubt, any liability of a member of the New Telecom Group to a governmental agency in respect of taxation) sustained or incurred by New Telecom or any of its Subsidiaries on and from the Demerger Date in connection with the Transferring Liabilities, or that relate to conduct of the Demerged Business.

13.2	No indemnity for shares held: For the avoidance of doubt, it is acknowledged that the indemnities in clause 13.1 do not apply to any losses, damages, liabilities, Claims, Costs or expenses to the extent they relate to any holding of shares in New Chorus by New Telecom or vice versa.

13.3	Exclusions: The parties acknowledge that the indemnities in clause 13.1 do not apply to:

(a)	the matters to which the indemnities in clause 7.4(b) and 7.4(c) apply;

(b)	any Claims referred to in clause 12.12(a) and 12.12(b); and

(c)	Vested Litigation Matters and Telecom Litigation Matters (to which the indemnities in clauses 12.4 and 12.5 apply)

14.	LIMITATION OF INDEMNITIES

14.1	Minimum amount of indemnity: No member of the New Chorus Group and no member of the New Telecom Group may make a Claim, including under the indemnities contained in this deed unless:

(a)	the amount of any individual Claim exceeds $2,000,000; or

(b)	the amount of any related Claims, brought at the same time, exceeds $3,000,000.

14.2	Maximum amount of indemnity and any other Claims: The total liability of the New Telecom Group to the New Chorus Group, or of the New Chorus Group to the New Telecom Group, under the indemnities contained in this deed and under any other Claim in relation to this deed (other than a Claim in relation to the payment of the Purchase Price), shall be limited to $300,000,000.

14.3	Indemnity period: No member of the New Chorus Group and no member of the New Telecom Group may make any Claim in connection with the indemnities contained in this deed (but excluding the indemnities in clause 12) unless that Claim is brought prior to 30 June 2014.

15.	PAYMENT

15.1	Payment obligations: Telecom (including as New Telecom) and Chorus (including as New Chorus) will, and will procure the members of the New Telecom Group or the New Chorus Group (as applicable) to, make all payments referred to in this deed:

(a)	on the date specified; and

(b)	in immediately available funds.

15.2	Payments to be free and clear: Each payment under this deed is to be made:

(a)	free of any restriction or condition; and

(b)	free and clear of, and (except to the extent required by law) without any deduction or withholding for or on account of, tax or on any other account, whether by way of set-off, counterclaim or otherwise.

15.3	Indemnities on an after-tax basis: Any payment made under an indemnity contained in this deed shall be calculated and paid on an after-tax basis, taking into account the tax consequences for the recipient of the loss, damage, cost, expense, liability or other matter giving rise to the indemnity payment and the tax consequences for the recipient of the indemnity payment.

16.	TAXATION

16.1	Lowest Price: For the purposes of the financial arrangements rules in the Income Tax Act 2007:

(a)	the consideration payable for any property that is to be transferred under this deed is the lowest price that the transferee and transferor would have agreed for the property, on the day this deed was entered into, on the basis of payment in full at the time at which the first right in the property is to be transferred; and

(b)	the consideration payable does not include any capitalised interest.

16.2	GST:

(a)	Any consideration payable for a supply made pursuant to this deed is stated exclusive of GST. The party to this deed which is, or a Subsidiary of which is, the recipient of a supply (the “Recipient”) will pay (and/or, as the case may require, the party will procure the relevant Subsidiary to pay) to the supplier of that supply (the “Supplier”), in addition to the consideration otherwise payable for that supply, the amount of any GST chargeable on that supply. The Recipient will also pay to the Supplier the amount of any GST Penalties imposed on the Supplier as a consequence of the Recipient not having paid within the time permitted any GST or GST Penalties payable by the Recipient under this clause 16.2.

(b)	Any GST payable pursuant to this clause 16.2 is payable within 14 days of presentation of a Tax Invoice issued by the Supplier to the Recipient. Any GST Penalties payable pursuant to this clause 16.2 are payable within 14 days of presentation by the Supplier to the Recipient of a document issued by the relevant tax authority specifying the amount of the GST Penalties payable.

(c)	For the purposes of this clause 16.2:

(i)	“GST” means tax charged in New Zealand under the Goods and Services Tax Act 1985 (New Zealand) and any similar value added tax charged or levied in any other jurisdiction;

(ii)	“GST Legislation” means legislation which charges or imposes GST;

(iii)	“GST Penalties” means any fines, penalties, additional taxes, interest or similar charges imposed by any relevant tax authority in respect of the late payment or non-payment of any GST; and

(iv)	“Tax Invoice” means:

(aa)	for a supply subject to the Goods and Services Tax Act 1985 (New Zealand), the meaning given to the term in that legislation; or

(bb)	for any supply subject to GST under another jurisdiction, a document in a form prescribed by the relevant GST Legislation notifying or confirming an obligation to make a payment and which may be necessary for the recipient of the supply to claim a credit for the GST paid or payable.

17.	CONFIDENTIALITY

17.1	Confidentiality obligation: Subject to clause 17.2~~17.217.2~~:

(a)	each of Chorus (including as New Chorus) and Chorus NZ must, and must procure each other member of the New Chorus Group to, keep confidential and make no disclosure of:

(i)	the existence and contents of this deed or any other Transaction Document; and

(ii)	Telecom Information, irrespective of how or when the information became known to New Chorus or another member of the New Chorus Group.

(b)	Telecom (including as New Telecom) must, and must procure each other member of the Telecom Group or the New Telecom Group to, keep confidential and make no disclosure of:

(i)	the existence and contents of this deed or any other Transaction Document; and

(ii)	New Chorus Information, irrespective of how or when the information became known to Telecom (including as New Telecom), another member of the Telecom Group or the New Telecom Group.

17.2	Exceptions: Confidential Information may be disclosed by a member of the New Chorus Group, a member of the Telecom Group or the New Telecom Group if:

(a)	disclosure is required by law or in order to obtain the benefit of any exemption under the Securities Act 1978, or is necessary to comply with the listing rules of any recognised stock exchange or is made for the purposes of obtaining any ruling or approval from any Government or regulatory authority (whether or not in New Zealand); or

(b)	that Confidential Information is provided in confidence to the Commerce Commission or a Government Department in order to assist that entity to carry out its public functions;

(c)	disclosure is necessary to obtain the benefits of, and fulfil obligations under, this deed or any other Transaction Document; or

(d)	that Confidential Information already is, or becomes, public knowledge other than as a result of a breach of clause 17.1~~17.117.1~~ by that party: or

(e)	disclosure is made to a bona fide financier or potential financier of that party or a bona fide purchaser of all of the shares, or a more than de minimis, number of shares, or all, or a more than de minimis, part of the business, of that party, so long as:

(i)	that party has notified the other party of the proposed disclosure; and

(ii)	the person to which disclosure is to be made has entered into a confidentiality agreement in a form reasonably acceptable to the other party; or

(f)	disclosure is made to a lawyer or accountant for that party; or

(g)	the parties otherwise consent to the disclosure in writing.

17.3	Disclosure of Confidential Information: Any party disclosing Confidential Information under clause 17.2~~17.217.2~~ must use all reasonable endeavours to ensure that the persons receiving that Confidential Information from it do not disclose the information except in the circumstances permitted in clause 17.2(a).

17.4	Use of Confidential Information: Subject to clause 17.6~~17.617.6~~:

(a)	each of New Chorus and Chorus NZ must not, and must procure that each other member of the New Chorus Group does not, make use of Telecom Information or any part of it; and

(b)	Telecom (including as New Telecom) must not, and must procure that each other member of the Telecom Group and each other member of the New Telecom Group does not, make use of New Chorus information or any part of it, except,

(c)	for the performance of obligations or the exercise of rights under this deed, or any other Transaction Document; or

(d)	with the prior written consent of New Chorus, Chorus NZ or the relevant other member of the New Chorus Group in respect of New Chorus Information or Telecom or the relevant other member of the Telecom Group or the New Telecom Group in respect of Telecom Information.

17.5	Return of Confidential Information: Subject to clause 17.6~~17.617.6~~, a party who has received Confidential Information from another party under this deed or other Transaction Document must, on the request of the other party, immediately deliver to that party all documents or other materials containing or referring to that information which are in its possession, power or control or in the possession, power or control of persons who have received Confidential Information from it.

17.6	Use and disclosure of combined Confidential Information:

(a)	Any member of the New Chorus Group may use Confidential Information which is both Telecom information and New Chorus Information, and disclose such Confidential Information to the extent necessary, for the purposes of the Demerged Business, in a manner consistent with any Legacy Separation Undertakings obligations, but must not otherwise use or disclose such Confidential Information.

(b)	Any member of the Telecom Group or the New Telecom Group (as applicable) may use the Confidential Information which is both Telecom Information and New Chorus Information, and disclose such Confidential Information to the extent necessary, for the purposes of the Retained Business, in a manner consistent with any Legacy Separation Undertakings obligations or obligations on New Chorus to protect “Commercial Information” and “Access Seeker Confidential Information”, as defined by the New Chorus Open Access Deeds of Undertakings, but must not otherwise use or disclose such Confidential Information.

17.7	No waiver of privilege: For the avoidance of doubt, all confidential information provided pursuant to this deed is provided on the basis that any applicable privilege is not waived and that the information remains confidential in accordance with the provisions of clause 17.

18.	DISPUTE RESOLUTION

18.1	Mutual review: If on and from the Demerger Date either New Telecom or New Chorus considers there may be a disagreement or dispute which arises out of or in connection with this deed, including any dispute as to its existence or validity, (“Dispute”), that party will give the other party written notice setting out the details of the disagreement or dispute and both parties will designate a senior manager to review and use every reasonable effort to develop a resolution to the Dispute. If the Dispute remains unresolved for a period of 10 Business Days after delivery of the written notice, each party will refer the Dispute to their respective Chief Executive who will use every reasonable effort to develop a workable resolution to the Dispute within a further period of 10 Business Days. If at the end of that period, the Dispute remains unresolved, the following provisions of this clause 18 will apply.

18.2	Disputes to be arbitrated: Subject to clause 18.1, any Dispute, but excluding any dispute covered by clause 7 of Schedule 4, shall be referred to and finally resolved by arbitration by a sole arbitrator under the Arbitration Act 1996.

18.3	Commencement: The arbitral proceedings shall commence on the date that a written request for the Dispute to be referred to arbitration, stating the subject matter of the Dispute, is received by the respondent(s).

18.4	Appointment: The arbitrator shall be appointed by the parties to the Dispute. Failing agreement within three Business Days after, and exclusive of, the date of receipt of the written request, the arbitrator shall be appointed by the president or vice-president for the time being of the Arbitrators’ and Mediators’ Institute of New Zealand or the nominee or such president or vice-president.

18.5	Place: The place of the arbitration shall be Auckland, New Zealand.

18.6	Second Schedule: Clauses 2, 3, and 6 of the Second Schedule of the Arbitration Act 1996 shall apply to any arbitral proceedings under this deed and any party may appeal to the High Court on any question of law arising out of an award. All other clauses in the Second Schedule shall not apply.

19.	NOTICES

19.1	Notice: Every notice or other communication (“Notice”) for the purposes of this agreement shall:

(a)	be in writing; and

(b)	be delivered in accordance with clause 19.2.

19.2	Method of service: A Notice may be given by:

(a)	delivery to the physical address of the relevant party; or

(b)	posting it by pre-paid post to the postal address of the relevant party; or

(c)	sending it by facsimile transmission to the facsimile number of the relevant party, so long as clause 19.4 is complied with; or

(d)	sending it by email to the email address of the relevant party, so long as clause 19.4 is complied with.

19.3	Time of receipt: A Notice given in the manner:

(a)	specified in clause 19.2(a) is deemed received at the time of delivery;

(b)	specified in clause 19.2(b) is deemed received three Business Days after (but exclusive of) the date of posting;

(c)	specified in clause 19.2(c) or clause 19.2(d) is deemed (subject to clause 19.4) received:

(i)	if sent between the hours of 9am and 5pm on a Business Day in the locality of the recipient, at the time of transmission; or

(ii)	if sub-clause (i) does not apply, at 9am on the Business Day in the locality of the recipient most immediately after the time of sending.

19.4	Facsimile and email notice: A Notice given:

(a)	by facsimile, is not deemed received unless (if receipt is disputed) the party giving Notice produces a facsimile transmission report of the device from which the transmission was made which evidences full transmission, free of errors, to the facsimile number of the party given Notice;

(b)	by email, is not deemed received unless (if receipt is disputed) the party giving Notice produces a printed copy of the email which evidences that the email was sent to the email address of the party given Notice.

19.5	Addresses: For the purposes of this clause the address details of each party are:

(a)	the details set out below; or

(b)	such other details as any party may notify to the other by Notice given in accordance with this clause.

Telecom (including as New Telecom):

Telecom Corporation of New Zealand Limited

Level 2, Telecom Place

167 Victoria Street West

Auckland 1142

New Zealand

Facsimile No.: (64) (9) 303 3430

Attention: Group Company Secretary

Chorus (including as New Chorus) and Chorus NZ:

Chorus Limited

Level 2, Telecom Place

167 Victoria Street West

Auckland 1142

New Zealand

Facsimile No.: (64) (4) 472 4795

Attention: General Counsel and Company Secretary

20.	GENERAL

20.1	Entire agreement: This deed and the documents referred to in this deed constitute the entire obligation of the parties with respect to their subject matter and supersede any prior expression of intent or understandings with respect to such subject matter.

20.2	Further assurances: Telecom, New Chorus and Chorus NZ will do (and will cause their respective Subsidiaries to do) all acts and things reasonably necessary to give full effect to the transactions contemplated in this deed and, where appropriate, co-operate with each other in doing those acts and things.

20.3	Further assurance in respect of Telecom Financing Statements: In respect of each Telecom Financing Statement, New Telecom shall, as soon as reasonably practicable after the Demerger Date, register (or procure the registration of) a financing change statement to amend the collateral description and/or secured party information contained in the Telecom Financing Statement to the extent necessary to reflect the Demerger.

20.4	Security interests: Telecom will, and will procure that the members of the Telecom Group will, with effect on and from the Demerger Date secure releases and discharges of any security interests (other than Permitted Encumbrances) over the Transferring Assets.

20.5	Release of guarantees and indemnities: Telecom and Chorus will, and will procure that their respective Subsidiaries will, use their best endeavours to obtain a release of Telecom and its Subsidiaries, with effect on and from the Demerger Date, from all guarantees, indemnities and similar obligations under which they may be liable (actually or contingently) as at the Demerger Date in respect of the Transferring Assets and Transferring Liabilities. For that purpose Chorus (including as New Chorus) will, if necessary, provide satisfactory alternative guarantees and security. If a release of any such guarantee, indemnity or similar obligation cannot be obtained, Chorus (including as New Chorus) will indemnify Telecom (including as New Telecom) and its Subsidiaries against ail liability arising on and from the Demerger Date under that guarantee, indemnity or other obligation.

20.6	Survival: Notwithstanding any other provision of this deed, if this deed is validly terminated:

(a)	this deed shall be of no effect, except to the extent that Claims under it arose prior to termination; and

(b)	the provisions of clauses 1, 17, 18, 19 and 20 shall remain in full force and effect.

20.7	Assignment: This deed is not assignable by any party.

20.8	Contracts Privity: The provisions of this deed that are expressed to confer rights on any Subsidiary of any party or any other person are for the benefit of, and intended to be enforceable by, each such Subsidiary or other person in accordance with the Contracts (Privity) Act 1982. Notwithstanding the foregoing, the provisions of clause 7.6(b) and Schedule 4 are not intended to create any obligation for the benefit of, or be enforceable by, any third person to whom any obligations are owed in respect of any Misplaced Asset or Misplaced Liability. This deed may be varied by the parties without the approval of any person who has a right to enforce the provisions of this deed by virtue of this clause 20.8.

20.9	Waiver: No failure or forbearance by a party to exercise, or delay in exercising (in whole or in part), any right, power or remedy under, or in connection with, this deed shall operate as a waiver of that right, power or remedy. A waiver of any breach of any provision of this deed shall not be effective unless that waiver is in writing and is signed by the party against whom that waiver is claimed. A waiver of any breach shall not be, or be deemed to be, a waiver of any other or subsequent breach.

20.10	Severance: If any provision of this deed is or becomes unenforceable, illegal or invalid for any reason it shall be deemed to be severed from this deed without affecting the validity of the remainder of this deed and shall not affect the enforceability, legality, validity or application of any other provision of this deed.

20.11	Counterparts: This deed may be signed in two counterparts (by facsimile or otherwise), each of which is deemed to be an original and both of which, when taken together, is deemed to constitute one and the same instrument.

20.12	Governing law: This deed is governed by the laws of New Zealand.

EXECUTION

Executed as a deed

TELECOM CORPORATION OF NEW ZEALAND LIMITED by:

Signature of director	Signature of director

Name of director	Name of director

CHORUS LIMITED by:

Signature of director	Signature of director

Name of director	Name of director

CHORUS NEW ZEALAND LIMITED by:

Signature of director	Signature of director

Name of director	Name of director

SCHEDULE 1

SEPARATION ARRANGEMENT PLAN

1.	INTERPRETATION

Definitions

1.1	In this Separation Arrangement Plan:

(a)	“ASX” means ASX Limited (ABN 98 008 624 691), or the financial market operated by the Australian Securities Exchange.

(b)	“Bridge Facility” means the NZ$2,000,000,000 facility agreement to be entered into between Chorus as borrower and ANZ National Bank Limited, Citibank, N.A., New Zealand branch and Westpac Banking Corporation as lenders, the proceeds of which will be used to fund the acquisition by the Chorus Group of the assets and liabilities of the Demerged Business and for general corporate purposes.

(c)	“Business Day” means any day (other than a Saturday or a Sunday) on which banks are generally open for business in Auckland, Wellington and Sydney.

(d)	“CFH” means Crown Fibre Holdings Limited, incorporated in New Zealand on 29 October 2009 with company number 2346751.

(e)	“Chorus” means Chorus Limited, incorporated in New Zealand on 1 July 2011 with company number 3454251.

(f)	“Chorus Constitutional Provisions” means the provisions contained in Appendix B and to be included in the revised constitution to be adopted by Chorus in accordance with the Final Court Orders.

(g)	“Chorus Group” means Chorus, Chorus NZ and any company that will be a Subsidiary of Chorus immediately after the implementation of the Demerger.

(h)	“Chorus NZ” means Chorus New Zealand Limited, incorporated in New Zealand on 1 July 2011 with company number 3454256.

(i)	“Chorus NZ Share” means a fully paid ordinary share in Chorus NZ.

(j)	“Chorus Share” means a fully paid ordinary share in Chorus.

(k)	“Companies Act” means the New Zealand Companies Act 1993, as amended from time to time.

(l)	“Court” means the High Court of New Zealand.

(m)	“Crown” means Her Majesty the Queen acting in right of New Zealand.

(n)	“Deed of Operational and Governance Undertakings” means the deed to be entered into by Chorus following the issuance of the Final Court Orders and containing certain operational and governance undertakings given by Chorus in favour of the Crown in the form agreed between Telecom and CFH.

(o)	“Demerged Business” means the business conducted by the Chorus business unit prior to the Demerger Date, and certain aspects of the business currently conducted by the Wholesale business unit prior to the Demerger Date (including: fixed line telecommunications infrastructure, fixed access and aggregation services in New Zealand) and certain aspects of the New Zealand government’s ultra-fast broadband initiative; and certain aspects of the business conducted by the Technology and Shared Services and Corporate business units prior to the Demerger Date.

(p)	“Demerger” means the Court approved arrangement to effect the demerger of Chorus from Telecom, the key elements of which are described in this Separation Arrangement Plan, subject to any amendments or variations made in accordance with the Separation Deed and/or as may be required by the Court.

(q)	“Demerger Date” means the date on which the Demerged Business is acquired by Chorus NZ under the Demerger and the Separation Deed and on which the Demerger Distribution is made to Telecom Shareholders, expected to be 30 November 2011 or such other date as is determined by the board of directors of Telecom and notified by Telecom to NZX and ASX.

(r)	“Demerger Distribution” means the entitlement of each Telecom Shareholder to the distribution of an amount equal to the volume weighted average price of one Chorus Share as traded on the NZSX over the last five trading days prior to the Demerger Date, for each five Telecom Shares held by that Telecom Shareholder as at 7:00 p.m. on the Record Date (subject to rounding in accordance with this Separation Arrangement Plan), which Telecom will apply to pay for the Chorus Shares to be transferred pursuant to this Separation Arrangement Plan to Eligible Shareholders and the Sale Agent.

(s)	“Eligible Shareholder” means a Telecom Shareholder whose registered address as at 7:00 p.m. on the Record Date is in:

(i)	New Zealand, Australia, the United States, the United Kingdom, Canada, Germany, Hong Kong, Japan, Luxembourg, Norway, the Netherlands, Singapore or Switzerland; or

(ii)	a jurisdiction in which Telecom reasonably believes that it is not prohibited and not unduly onerous or impracticable to distribute Chorus Shares to a Telecom Shareholder pursuant to the Demerger.

(t)	“Final Court Orders” means the final orders of the Court approving the Demerger made under Part XV of the Companies Act.

(u)	“Ineligible Overseas Shareholder” means a Telecom Shareholder as at 7:00 p.m. on the Record Date that is not an Eligible Shareholder.

(v)	“Kiwi Share Conversion Deed” means the Kiwi Share Conversion Deed dated 11 July 2011 between Telecom and the Kiwi Shareholder.

(w)	“Kiwi Shareholder” means the Crown acting by and through the Minister of Finance.

(x)	“NZ$” or “NZD” means the lawful currency of New Zealand.

(y)	“NZSX” means the main board equity security market operated by NZX.

(z)	“NZX” means NZX Limited.

(aa)	“Property Separation Agreement” means the property separation agreement dated on or about 13 September 2011 between Telecom, Chorus and Chorus NZ.

(bb)	“Record Date” means the date upon which the entitlement of Telecom Shareholders to participate in the Demerger Distribution is determined, expected to be 25 November 2011 or such other date as is determined by the board of directors of Telecom and notified by Telecom to NZX and ASX.

(cc)	“Sale Agent” means the nominee appointed by Telecom to sell or facilitate the transfer of Chorus Shares on behalf of ineligible Overseas Shareholders.

(dd)	“Separation Arrangement Plan” means this separation arrangement plan.

(ee)	“Separation Deed” means the separation deed dated on or about 13 September 2011 between Telecom, Chorus and Chorus NZ.

(ff)	“Subsidiary” means, in relation to any person:

(i)	a subsidiary within the meaning of section 5 of the Companies Act and, read where applicable, as if the entity concerned were a company incorporated under the Companies Act; or

(ii)	a subsidiary in accordance with generally accepted accounting practice in New Zealand.

(gg)	“Telecom” means Telecom Corporation of New Zealand Limited (company number 328287 and ARBN 050 611 277).

(hh)	“Telecom Constitutional Provisions” means the provisions contained in Appendix A and to be included in the revised constitution to be adopted by Telecom in accordance with the Final Court Orders.

(ii)	“Telecom Share” means a fully paid ordinary share in Telecom.

(jj)	“Telecom Shareholder” means a registered holder of Telecom Shares.

(kk)	“TNZL” means Telecom New Zealand Limited (company number 391406).

(ll)	“Trading Arrangements” means the Property Separation Agreement, the Transitional and Long Terms Services Agreements entered into, or to be entered into, between Telecom and Chorus and their respective Subsidiaries.

Headings and references

1.2	In this Separation Arrangement Plan:

(a)	references to any document includes reference to that document (and, where applicable, any of its provisions) as amended, novated, supplemented, or replaced from time to time;

(b)	references to times of day or dates are to New Zealand times and dates;

(c)	references to a clause or sub-clause is a reference to that clause or sub-clause in this Separation Arrangement Plan.

2.	SEPARATION ARRANGEMENT

2.1	Subject to any amendments or variations made in accordance with the Separation Deed and/or as may be required by the Court, the following will occur on the dates specified and in the sequential order specified below:

Issuance of Final Court Orders and settlement on exchanges

(a)	In accordance with the Final Court Orders, and with effect from the date of the Final Court Orders, Chorus will;

(i)	adopt a revised constitution that includes the Chorus Constitutional Provisions; and

(ii)	contemporaneously execute the Deed of Operational and Governance Undertakings.

(b)	In accordance with the Final Court Orders, and with effect from the date of the Final Court Orders, a revised constitution of Telecom, that includes the Telecom Constitutional Provisions, will replace the existing constitution of Telecom.

(c)	Following the issuance of the Final Court Orders, the board of directors of Telecom will confirm, or otherwise determine, the Record Date and notify NZX and ASX of the issuance of the Final Court Orders and of such Record Date accordingly.

(d)	On the Business Day falling seven Business Days prior to the Demerger Date (expected to be 21 November 2011):

(i)	Telecom will trade on the ASX on an “ex-demerger entitlements” basis.

(ii)	Chorus will commence trading on the ASX on a deferred settlement basis.

(e)	On the Business Day falling five Business Days prior to the Demerger Date (expected to be 23 November 2011):

(i)	Telecom will trade on the NZSX on an “ex-demerger entitlements” basis.

(ii)	Chorus will trade on the NZSX on a deferred settlement basis for two Business Days.

(f)	On the Business Day falling three Business Days prior to the Demerger Date (expected to be 25 November 2011), Chorus will recommence trading on the NZSX on a standard settlement basis.

(g)	On or before 9:00 a.m. on the Record Date, the Kiwi Shareholder will provide written notice to Telecom for the conversion of the Kiwi Share into a Telecom Share in accordance with the terms of the Kiwi Share Conversion Deed and Telecom’s constitution.

Demerger Date - funding and transfer of assets

(h)	On the Demerger Date, Telecom will subscribe for such number of Chorus Shares as will, together with the existing Chorus Shares, enable Telecom to make the pro rata distribution referred to in step (i) below, in consideration for an aggregate issue price to be determined having regard to each of the purchase price payable by Chorus NZ under the Separation Deed and the amount Chorus will have available from borrowings. The share register of Chorus will be updated to record the issuance of Chorus Shares accordingly.

(i)	Chorus will in turn subscribe for an equivalent number of Chorus NZ Shares in consideration for an equivalent aggregate issue price. The share register of Chorus NZ will be updated to record the issuance of Chorus NZ Shares accordingly.

(j)	Chorus will provide a loan to Chorus NZ of an amount sufficient (when considered together with the subscription amount received for the Chorus NZ Shares) for Chorus NZ to pay the purchase price under the Separation Deed for the assets and liabilities of the Demerged Business (referred to in paragraph (k) below). Chorus will obtain the funds for the loan to Chorus NZ from sources which include a drawdown under the Bridge Facility.

(k)	The Separation Deed becomes unconditional and legally effective as between Telecom, New Chorus and Chorus NZ and in accordance with its terms:

(i)	The assets and liabilities of the Demerged Business will be transferred to Chorus NZ by TNZL in consideration for payment by Chorus NZ to TNZL of the purchase price.

(ii)	The purchase price will be determined in accordance with the Separation Deed, which requires the purchase price to be determined based on accounting book values.

(iii)	The Trading Arrangements will be entered into and/or become legally effective.

Demerger Date - Demerger Distribution

(l)	On the Demerger Date, Telecom will make the Demerger Distribution by the following mechanism:

(i)	Telecom will make a pro rata distribution on the Demerger Date to Telecom Shareholders, conferring on such holders an entitlement to an amount to be ascertained by reference to the volume weighted average price of the Chorus Shares as traded on the NZSX over the last five trading days prior to the Demerger Date (and in accordance with the ratio of Telecom Shares to Chorus Shares and the approach to rounding described below).

(ii)	Each Eligible Shareholder’s entitlement to the pro rata distribution amount will be automatically applied to acquire from Telecom the relevant number of Chorus Shares to be distributed to that Telecom Shareholder. Each Eligible Shareholder will receive a distribution of one Chorus Share for every five Telecom Shares held, with the number of Chorus Shares to be rounded if necessary to the nearest whole number in circumstances where there may otherwise be fractional interests in Chorus Shares.

(iii)	In the case of Ineligible Overseas Shareholders, the Chorus Shares that such holders would otherwise have been entitled to receive as a result of the Demerger Distribution will be transferred to the Sale Agent, who will then sell them and pay to each Ineligible Overseas Shareholder its share of the net proceeds of sale of those Chorus Shares.

(iv)	The share register of Chorus will be updated to record the change in its shareholding as a consequence of the Demerger Distribution.

(m)	Telecom will record the Demerger Distribution in its accounts partly as a return of capital and partly as a distribution of retained earnings. The amount of the return of capital part will be calculated by:

(i)	dividing an amount “A” (being the number of Chorus Shares on issue immediately following the Demerger Distribution multiplied by the volume weighted average price of Chorus Shares as traded on the NZSX over the last five trading days prior to the Demerger Date); by

(ii)	the sum of amount “A” referred to in subparagraph (i) and an amount “B” (being the number of Telecom Shares on issue immediately following the Demerger Distribution multiplied by the volume weighted average price of Telecom Shares as traded on the NZSX over the last five trading days prior to the Demerger Date on the basis that the Telecom Shares trade on an ex-demerger entitlements basis on the NZSX for the whole of this period); and

(iii)	multiplying the result by the balance of Telecom’s share capital account immediately before the Demerger Date.

The part of the distribution that is not a return of capital (as calculated above) will be a dividend for financial reporting purposes.

(n)	On the Business Day immediately following the Demerger Date (expected to be 1 December 2011), Chorus will recommence trading on the ASX on a standard settlement basis.

APPENDIX A

TELECOM CONSTITUTIONAL PROVISIONS

PART A: Definitions

Defined Terms

The following expressions have the following meanings:

“Chorus Group” means Chorus Limited, and Chorus New Zealand Limited (the New Zealand company that undertakes the business of the supply of fixed access and aggregation services in New Zealand, as the owner and/or operator of a telecommunications network) which have been established in connection with Structural Separation;

“Crown” means Her Majesty the Queen in right of New Zealand acting by and through the Minister of Finance;

“Deed” means the Deed Relating to Conversion of Kiwi Share dated 11 July 2011 between the Company and the Crown, and includes that document as amended, varied, novated or substituted from time to time;

“Final Court Orders” means the final orders of the Court in respect of Structural Separation made under Part XV of the Act (as amended);

“special resolution” means:

(a)	subject to paragraph (b) below, a resolution approved by a majority of 75 percent of the votes of those shareholders entitled to vote and voting on the question; and

(b)	following any conversion of the Kiwi Share upon receipt of written notice in accordance with clause 3.5 of the First Schedule to the constitution, but for so long only as Structural Separation has not occurred and been effected in accordance with the Final Court Orders, on any resolution to amend or remove clause 10 of the First Schedule or any of the definitions or clauses listed in clause 10.1(a) of the First Schedule, or any resolution to revoke this constitution or adopt a constitution which has the effect of altering or removing clause 10 of the First Schedule or any of the definitions or clauses listed in clause 10.1(a) of the First Schedule, a resolution approved by a majority of 100 percent (or, if specified in the Deed at any time, 75 percent) of the votes of those shareholders entitled to vote and voting on the question;

“Structural Separation” means the Court approved arrangement to effect the demerger and structural separation of the Chorus Group from the Company.

PART B: Operative Provisions Relevant to Ownership Restrictions

Entrenchment

10.	No amendment to the Constitution

10.1	The clauses and definitions of this constitution to which paragraph (b) of the definition of “special resolution” applies are:

(a)	the following definitions in clause 1.1 of this constitution, or defined by reference to the Rules in clause 1.2 of this constitution or by reference to the Act in clause 1.3 of this constitution: “this constitution”, “Board”, “Chorus Group”, “Company”, “Crown”, “Deed”, “director”, “Final Court Orders”, “holding company”, “New Zealand citizen”, “share register”, “the Secretary”, “security”, “share”, “shareholder”, “special resolution”, “Structural Separation”;

(b)	clause 7 of this constitution;

(c)	clause 8 of this constitution;

(d)	clause 12.5 of this constitution;

(e)	clause 18.3 and 18.4 of this constitution;

(f)	the First Schedule; and

(g)	clause 21 and 22 of the Fifth Schedule.

10.2	No act or omission to act that contravenes or fails to comply with any of the clauses or provisions specified in clause 10.1, whether or not the act or omission is that of the Board or the shareholders in a meeting and whether or not the act or omission has been approved by a special resolution of shareholders, may be undertaken by the Board or the Company.

7.	Compliance with Deed

The Company must comply with all of its obligations under the Deed (unless, for the avoidance of doubt, it has been terminated with the consent of the Crown). Notwithstanding this clause 7, the Deed may be cancelled or terminated, or varied, at any time by the parties to it by written agreement without the consent or approval of shareholders under the Act or this constitution.

8.	Entrenchment provisions

Upon Structural Separation having occurred and having been effected in accordance with the Final Court Orders:

(a)	the definition of “Deed” and paragraph (b) of the definition of “special resolution” in clause 1.1;

(b)	clause 7;

(c)	clause 6 of the First Schedule;

(d)	clause 10 of the First Schedule,

shall cease to apply and all references to the same in this constitution shall cease to have any further effect or application.

PART C: Amended Provisions

First Schedule: Kiwi Share and rights of Kiwi Shareholder and other matters

Conversion of Kiwi Share

3.5	The Kiwi Shareholder may convert the Kiwi Share into an ordinary share at any time, by notice in writing to the Secretary. In that event the Kiwi Share shall be converted into an ordinary share as from the date of receipt of the notice by the Secretary, the rights and limitations relating to ordinary shares shall be attached to the share in place of the rights and limitations specified in this clause 3, there shall cease to be a Kiwi Share and a Kiwi Shareholder, clauses 3 (except this clause 3.5) 4 and 5 shall cease to apply, and all references to the Kiwi Share and the Kiwi Shareholder in this constitution shall cease to have any application.

Shareholding of non-New Zealand national

6.2	No person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Board given under this clause 6.2.

APPENDIX B

CHORUS CONSTITUTIONAL PROVISIONS

PART A: Definitions

Defined Terms

In this constitution the following expressions have the following meanings:

“the Act” means the Companies Act 1993;

“ASX” means ASX Limited or the financial market operated by ASX Limited, as the context requires;

“ASX Rules” means the listing rules of ASX and any other rules of ASX or its subsidiaries which are applicable while the Company is admitted to the official list of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver;

“Crown” means Her Majesty the Queen in right of New Zealand;

“the Company” means Chorus Limited;

“this constitution” means this constitution as it may be altered from time to time in accordance with the Act;

“Deed” means the deed relating to certain operational and governance undertakings between the Company and the Crown entered into, or to be entered into, by the Company following the issuance of the Final Court Orders, and includes that document as amended, varied, novated or substituted from time to time;

“New Zealand citizen” means any New Zealand citizen, or any person who has attained the age of 18 years and is of full capacity who would, in the opinion of the Board, meet the requirements for citizenship set out in section 8(2) of the Citizenship Act 1977 (or any provision enacted in substitution for that section) if that person made an application for citizenship on the date on which his or her status is considered for the purposes of this constitution;

“NZX” means NZX Limited, its successors and assigns and, as the context permits, includes any duly authorised delegate of NZX;

“ordinary resolution” has the same meaning in relation to the Company as the expression “Ordinary Resolution of the Issuer” under the Rules;

“the Rules” means the Listing Rules applying to the NZSX and NZDX markets (or any successor to those markets) as altered or substituted from time to time by NZX;

“Secretary” means any person or persons appointed as Secretary of the Company pursuant to clause 27 of this constitution, and includes a deputy secretary;

“special resolution” means:

(a)	subject to paragraph (b) below, a resolution approved by a majority of 75 percent of the votes of those shareholders entitled to vote and voting on the question; and

(b)	for so long as clauses 4.4 and 4.5 of the Deed remain in full force and effect, on any resolution to amend or remove clause 6 of the First Schedule or any of the definitions or clauses listed in clause 6.1 of the First Schedule, or any resolution to revoke this constitution or adopt a constitution which has the effect of altering or removing clause 6 of the First Schedule or any of the definitions or clauses listed in clause 6.1 of the First Schedule, a resolution approved by a majority of 100 percent (or, if specified in the Deed at any time, 75 percent) of the votes of those shareholders entitled to vote and voting on the question;

“written” or “in writing” in relation to words, figures and symbols includes all modes of presenting or reproducing those words, figures and symbols in a tangible and visible form.

PART B: Operative Provisions Relevant to Ownership Restrictions

Shares

11.4.	Board must refuse or delay a transfer

The Board must refuse or delay the registration of any transfer of equity securities if permitted to do so by the Act, Rules, ASX Rules, in any of the following circumstances:

(a)	when it must do so under clause 4 of the First Schedule; or

(b)	when the registration of the transfer would or would be likely to breach clause 4 of the First Schedule.

11.5	The Board may require forfeiture of securities

The Board may by notice to a holder of securities require the forfeiture of that holder’s securities where those securities have been registered under a system of transfer approved under section 7 of the Securities Transfer Act 1991 and the Board has reasonable grounds to believe that it would have had grounds under clause 11.3 or 11.4 to refuse to register the transfer at the time the transfer was registered.

11.6	Registration not to affect other powers

The registration of any transfer shall not prejudice or affect in any way the powers exercisable by the Board under clause 2 of the First Schedule or otherwise.

Board Composition

Half of Board to be New Zealand citizens

17.4	A person who is not a New Zealand citizen shall not be eligible for appointment or election as a director if, immediately after his or her appointment or election as such, the number of directors who are New Zealand citizens would be less than one half of the total number of directors then in office.

17.5	If at any time the number of directors who are New Zealand citizens is reduced below one half of the total number of directors then in office, the Board shall ensure (whether by exercising its powers under clause 17.12 or otherwise) that within two months of the date of that reduction, sufficient directors are appointed so that not less than one half of the total number of directors then in office are New Zealand citizens.

Voting

Fifth Schedule: Proceedings of the Board

21.1	Voting on resolutions

Subject to clause 22.1, each director has one vote. However, a director must not vote where that director is not permitted to vote by the Rules or this constitution. A resolution of the Board is passed if it is agreed to by all directors present without dissent or if a majority of the votes cast on it are in favour of it. A director present at a meeting of the Board may abstain from voting on a resolution, and any director who abstains from voting on a resolution will not be treated as having voted in favour of it for the purposes of the Act.

22.1	Chairperson shall not have a casting vote

The chairperson shall not have a casting vote.

Entrenchment

6	No amendment to the Constitution

6.1	The clauses and definitions of this constitution to which paragraph (b) of the definitions of “special resolution” applies are:

(a)	the following definitions in clause 1.1 of this constitution, or defined by reference to the Rules in clause 1.2 of this constitution or the Act in clause 1.3 of this constitution: “this constitution”, “Board”, “Company”, “director”, “holding company”, “New Zealand citizen”, “share register”, “the Secretary”, “security”, “share”, “shareholder”, “special resolution”;

(b)	clause 7 of this constitution (Compliance with Deed);

(c)	clause 11.6 of this constitution (Registration not to affect other powers);

(d)	clauses 17.4 and 17.5 of this constitution (Half of Board to be New Zealand citizens);

(e)	this Schedule;

(f)	clause 21 (Voting on resolutions) and 22 (Chairperson shall not have a casting vote) of the Fifth Schedule (Proceedings of the Board).

6.2	No act or omission to act that contravenes or fails to comply with any of the clauses or provisions specified in clause 6.1, whether or not the act or omission is that of the Board or the shareholders in a meeting and whether or not the act or omission has been approved by a special resolution of shareholders, may be undertaken by the Board or the Company.

7.	Compliance with Deed

7.1	The Company must comply with all of its obligations under the Deed (unless, for the avoidance of doubt, it has been terminated with the consent of the Crown). Notwithstanding this clause 7.1, the Deed may be cancelled or terminated, or varied, at any time by the parties to it by written agreement without the consent or approval of shareholders under the Act or this Constitution.

PART C: OWNERSHIP RESTRICTIONS SCHEDULE

First Schedule: Ownership restrictions

1	Definitions

In this Schedule, if not inconsistent with the context:

“affected share” means any share which is treated as such pursuant to clause 3;

“capital” means the share capital of the Company;

“employee” means an employee or officer of the Company or of any subsidiary or associated company of the Company, a labour-only contractor, consultant, or consultant company who or which contracts with the Company or with any subsidiary or associated company of the Company, any person whose services are provided or are to be provided to the Company or to any subsidiary or associated company of the Company pursuant to any contract or other arrangement, any trustee or trustees on behalf of any of the above persons, and any trustee or trustees of or in respect of any pension, superannuation or like fund established for the benefit of any of the above persons;

“New Zealand business” means, for the purposes of paragraph (d) of the definition of the term New Zealand national, any one or more of the following:

(a)	a person exempted from the requirements of Parts 2 and 3 of the Overseas Investment Regulations 2005 by virtue of an exemption notice issued under those regulations;

(b)	any person named in, or in a schedule to, any such exemption notice;

(c)	if the regulations referred to in paragraph (a) of this definition are revoked, any person falling within that paragraph or paragraph (b) of this definition at the date of the revocation;

(d)	any subsidiary of any person referred to in paragraph (a) or paragraph (b) or paragraph (c) of this definition;

(e)	underwriters or sub-underwriters of any offer of voting shares for subscription or purchase;

“New Zealand national” means:

(a)	any New Zealand citizen, or any person who has attained the age of 18 years and is of full capacity who would, in the opinion of the Board, meet the requirements for citizenship set out in section 8(2) of the Citizenship Act 1977 (or any provision enacted in substitution for that section) if that person made an application for citizenship on the date on which his or her status as a New Zealand national is considered for the purposes of this constitution;

(b)	the Crown or any department or instrument of the executive government of New Zealand or any person acting on behalf of the Crown or any such department or instrument;

(c)	any municipal, local, statutory or other authority formed or established in New Zealand or any instrument of local government in New Zealand;

(d)	any New Zealand business;

(e)	any company, or other body corporate, that -

(i)	is established in New Zealand and has its registered office in New Zealand and that is substantially owned and effectively controlled by persons coming within any of paragraphs (a) to (d) of this definition; or

(ii)	is not an overseas person within the meaning of the Overseas Investment Act 2005;

(f)	the trustees of any employee share purchase scheme operated by way of a trust for the benefit of any employees, where all the trustees are persons coming within any of paragraphs (a) to (e) of this definition and where all voting rights in respect of all shares to which the scheme relates are held by the trustees;

“person” includes a natural person, a company, a corporation, and any combination or association of natural persons or corporate or unincorporated bodies (in each case whether or not having a separate legal identity);

“relevant interest” has the meaning set out in clause 5;

“representative” means a person authorised by a corporation in accordance with clause 49 of the Fourth Schedule;

“subsidiary” has the meaning set out in section 5 of the Act (read as if the expression “company” in that subsection included any body corporate, wherever incorporated);

“voting share” means a security that confers a right to vote at meetings of the shareholders of the Company (whether or not there is any restriction or limitation on the number of votes that may be cast by or on behalf of the holder of the security), not being a right to vote that, under the conditions attached to the security, is exercisable only in one or more of the following circumstances:

(a)	during a period in which a dividend (or part of a dividend) in respect of the security is in arrears;

(b)	on a proposal to reduce the capital;

(c)	on a proposal that affects rights attached to the security;

(d)	on a proposal to put the Company into liquidation;

(e)	on a proposal for the disposal of the whole of the property, business, and undertaking of the Company;

(f)	during the liquidation of the Company;

For the purposes of this Schedule, a body corporate is related to another body corporate if:

(a)	the other body is its holding company or subsidiary; or

(b)	there is another body corporate to which both bodies are related by virtue of paragraph (a) of this definition, and related body corporate has a corresponding meaning.

2	Limitation on shareholdings

2.1	No person shall have a relevant interest in 10 percent or more of the total voting shares for the time being without, and except in accordance with, the prior written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown).

2.2	No person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown).

3	Power to sell where clause 2 breached

3.1	The provisions of clauses 3.2 to 3.11 inclusive shall apply if the Board or, pursuant to the Deed (unless it has been terminated with the consent of the Crown), the Crown, determines that there are reasonable grounds for believing that a person has a relevant interest in voting shares in breach of clause 2.

3.2	After such determination, the Board must (except where the prior written approval of the Crown has been given under the Deed), by notice in writing served on any registered holder of voting shares to which the determination relates, require that holder to lodge with the Board within 21 days of the date on which such notice is served by the Board, a statutory declaration (or other disclosure if required by the Board) giving such information as the Board may reasonably require for the purposes of determining whether to exercise its powers under this clause 3.

3.3	Where the registered holder of any voting shares does not comply with clause 3.2, or the Board in its discretion considers that any disclosure required by clause 3,2 or other information reveals that any person, without the written consent of the Crown, holds a relevant interest in any voting shares in contravention of clause 2, the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)), subject to clause 3.4, serve a notice on the registered holder of those voting shares declaring those voting shares to be affected shares.

3.4	The Board shall serve notice upon the registered holder of any voting shares of its intention to declare those shares to be affected shares. The holder may make representations to the Board as to why any such voting shares should not be treated as affected shares, within 14 days of receiving the above mentioned notice from the Board. If after taking into consideration any such representations, the Board in its discretion (but acting reasonably on the basis of evidence available and resulting from the Board’s due enquiry, which inquiry must be made by it) determines that such shares shall be treated as affected shares, it must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) immediately serve a notice on the registered holder declaring those voting shares to be affected shares.

3.5	A registered holder of affected shares shall, unless the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown), not be entitled to vote in respect of such affected shares at any shareholders’ or class meeting of the Company and in that event the votes attached to such affected shares shall vest in and may be exercised by the chairperson of any such meeting who may act entirely at his or her discretion. This shall be without prejudice to the right of any such registered holder to attend or speak at any shareholders’ or class meeting of the Company.

3.6	A registered holder of affected shares shall, within three months (or such longer period as the Board, may determine, provided that such determination by the Board is the subject of a written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown)), of receiving the notice declaring those voting shares to be affected shares, ensure that either the affected shares or one or more persons’ relevant interests therein are disposed of, in whole or in part, so that no person has a relevant interest in the affected shares in breach of clause 2. If, after three months (or such longer period determined as set out above), the Board is not satisfied that such a disposal has been made, the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) arrange for the sale of some or all of the affected shares on behalf of the registered holder at the best price reasonably obtainable at the relevant time, based upon advice obtained by it for the purpose, so that no person has a relevant interest in the affected shares in breach of clause 2. For this purpose, the registered holder shall be deemed to have appointed, and does hereby appoint, the Company as its agent and its attorney, in each case with full authority to act on its behalf in relation to the sale of the affected shares and to sign all documents relating to such sale and transfer of the affected shares and the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) register a transfer of the affected shares so sold, whether or not the transfer has been properly completed.

3.7	If the Board considers that no person has a relevant interest in breach of clause 2, in any voting shares which have been declared to be affected shares, (whether because of the sale of the affected shares or otherwise), it shall withdraw the declaration. On withdrawal, those voting shares shall cease to be affected shares. The Board shall serve notice on the then holder of those voting shares of such withdrawal within 14 days of having so resolved.

3.8	The Board shall not be obliged to serve any notice required under this clause to be served upon any person if it does not know either the identity or address of the person. The absence of service of such a notice in such circumstances, and any accidental error in or failure to give any notice to any person upon whom notice is required to be served under this clause shall not prevent the implementation of or invalidate any procedure under this clause. Clauses 29.1 to 29.8 of this constitution shall apply to the service on persons of notices required under this clause 3 as if references in clauses 29.1 to 29.8 of this constitution to shareholders were references to those persons and references to the registered addresses of shareholders were references to the last addresses of those persons known to the Company.

3.9	Any resolution or determination of, or decision or declaration or exercise of any discretion or power by, the Board or by the chairman of any meeting under or pursuant to this clause 3 shall, provided the prior written approval of the Crown to such resolution or determination of, or decision or declaration has been given under the Deed (unless it has been terminated with the consent of the Crown) be final and conclusive; and any disposal or transfer made, or other things done, by or on behalf of, or on the authority of, the Board pursuant to this clause 3, and which is strictly in accordance with the written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown), shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever.

3.10	The proceeds of sale of any voting shares sold on behalf of the registered holder under this clause 3 shall be applied as follows:

(a)	first, in payment of any expenses incurred in regard to the sale;

(b)	the residue (if any) shall be paid to, or in accordance with a direction of, the person who was the registered holder of the voting shares immediately before the sale.

3.11	A certificate signed by a director and countersigned by the Secretary, or by a second director, that a power of sale under this clause 3 has arisen and is exercisable by the Board, or that a voting share has been duly transferred under this clause 3 on the date stated therein, shall be conclusive evidence of the facts stated therein.

3.12	Any approval or consent required of the Crown under the Deed (unless it has been terminated with the consent of the Crown) may be given or withheld in the sole discretion of the Crown and on such terms and conditions as the Crown thinks fit. The giving of any such approval or consent shall not derogate from the need to obtain any approval or consent of the Crown under any enactment.

4	Transfers of shares

4.1	The Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) decline to register a transfer of any voting shares if, in the reasonable opinion of the Board after due enquiry by it (which inquiry must be made by the Board), any person would, upon transfer, have a relevant interest in those voting shares in breach of clause 2.

4.2	The Board shall, if it is able to do so, decline to register a transfer of voting shares if it is aware that the acquisition of the voting shares by the transferee results, or would result, in a breach of clause 2.

5	Meaning of “relevant interest”

5.1	For the purpose of this constitution, a person has a relevant interest in a voting share (whether or not that person is the registered holder of it) if that person:

(a)	is a beneficial owner of the voting share; or

(b)	has the power to exercise any right to vote attached to the voting share; or

(c)	has the power to control the exercise of any right to vote attached to the voting share; or

(d)	has the power to acquire or dispose of the voting share; or

(e)	has the power to control the acquisition or disposition of the voting share by another person; or

(f)	under, or by virtue of, any trust, agreement, arrangement, or understanding relating to the voting share (whether or not that person is a party to it):

(i)	may at any time have the power to exercise any right to vote attached to the voting share; or

(ii)	may at any time have the power to control the exercise of any right to vote attached to the voting share; or

(iii)	may at any time have the power to acquire or dispose of the voting share; or

(iv)	may at any time have the power to control the acquisition or disposition of the voting share by another person.

5.2	For the purposes of this constitution, where two or more persons act jointly or in concert in respect of the exercise of the rights attaching to a voting share in which any one or more of those persons has a relevant interest, then each of those persons shall be deemed to have a relevant interest in the voting share.

5.3	A body corporate or other body has a relevant interest in a voting share in which another body corporate that is related to that body corporate or other body has a relevant interest.

5.4	A person who has, or may have, a power referred to in any of clauses 5.1.1 to 5.1.6 has a relevant interest in a voting share regardless of whether the power:

(a)	is expressed or implied;

(b)	is direct or indirect;

(c)	is legally enforceable or not;

(d)	is related to a particular voting share or not;

(e)	is subject to restraint or restriction or is capable of being made subject to restraint or restriction;

(f)	is exercisable presently or in the future;

(g)	is exercisable only on the fulfilment of a condition;

(h)	is exercisable alone or jointly with another person or persons.

5.5	A power referred to in clause 5.1 exercisable jointly with another person or persons is deemed to be exercisable by either or any of those persons.

5.6	A reference to a power includes a reference to a power that arises from, or is capable of being exercised as the result of, a breach of any trust, agreement, arrangement, or understanding, or any of them, whether or not it is legally enforceable.

5.7	For the purposes of clause 2, notwithstanding clauses 5.1 to 5.6, no account shall be taken of a relevant interest of a person in a voting share if:

(a)	the ordinary business of the person who has the relevant interest consists of, or includes, the lending of money or the provision of financial services, or both, and that person has the relevant interest only as security given for the purposes of a transaction entered into in the ordinary course of the business of that person; or

(b)	that person has the relevant interest by reason only of acting for another person to acquire or dispose of that voting share on behalf of the other person in the ordinary course of business of a sharebroker and that person is a member of a stock exchange; or

(c)	that person has the relevant interest solely in its capacity as a recognised clearing house, a nominee of a recognised clearing house, a recognised stock or investment exchange or a nominee of a recognised stock or investment exchange; or

(d)	that person has the relevant interest solely in its capacity as a custodian or depository under arrangements whereby that person holds shares in the Company and either itself or some other person issues receipts or other securities evidencing the right to receive such shares; or

(e)	that person has the relevant interest solely in its capacity as an underwriter in respect of obligations (whether contingent or otherwise) to acquire or subscribe for shares in the Company pursuant to an underwriting or subscription agreement; or

(f)	that person has the relevant interest by reason only that he or she has been authorised by resolution of the directors or other governing body of a body corporate to act as its representative at any meeting of shareholders or class of shareholders of the Company; or

(g)	that person has the relevant interest solely by reason of being appointed as a proxy in accordance with clause 43 of the Fourth Schedule to vote at any meeting of shareholders, or of a class of shareholders, of the Company; or

(h)	that person:

(i)	is a trustee corporation or a nominee company; and

(ii)	has the relevant interest by reason only of acting for another person in the ordinary course of business of that trustee corporation or nominee company; or

(i)	the person has the relevant interest by reason only that the person is a bare trustee of a trust to which the voting share is subject; or

(j)	that person has the relevant interest solely in its capacity as a trustee of an employee share purchase scheme of the Company.

5.8	For the purposes of clause 5.7(i), a trustee may be a bare trustee notwithstanding that he or she is entitled as a trustee to be remunerated out of the income or property of the trust.

SCHEDULE 2

CONDITIONS

The obligations of Telecom, New Telecom, Chorus, New Chorus and Chorus NZ to complete the transactions contemplated by this deed will be subject to the fulfilment, or the waiver (where applicable) by each of them, of each of the following conditions at or prior to the Demerger Date:

(a)	an Order in Council having been made under section 36 of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2011;

(b)	an Order in Council having been made under section 46 of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2011 approving a proposal signed by or on behalf of Telecom and Chorus;

(c)	an Order in Council having been made under section 46 of the Telecommunications (TSO, Broadband, and Other Matters) Amendment Act 2011 approving any further proposal signed by or on behalf of Telecom and Chorus prior to the application for Final Court Orders having been filed;

(d)	the Final Court Orders having been obtained in form and substance satisfactory to each of them, acting reasonably; and

(e)	conditional approval of listing of New Chorus on the NZSX and ASX having been obtained.

SCHEDULE 3

TRANSITIONAL AND LONG TERM SERVICES AGREEMENTS

(a)	Chorus Services Agreement to be entered into by Chorus NZ and Telecom New Zealand Limited.

(b)	Chorus Wholesale Commercial Services Agreement to be entered into by Chorus NZ and Telecom New Zealand Limited.

(c)	The general terms of the Crown Fibre Holdings Limited Wholesale Services Agreement to be entered into by Chorus NZ and Telecom New Zealand Limited.

(d)	Agency Agreement to be entered into by Chorus NZ and Telecom New Zealand Limited.

(e)	Gen-i Business Agreement to be entered into by Gen-i (a division of Telecom New Zealand Limited) and Chorus NZ.

(f)	Shared Systems Agreement to be entered into by Chorus NZ and Telecom New Zealand Limited.

(g)	Third Party Fibre Sharing Agreements to be entered into by Chorus NZ and Telecom New Zealand Limited.

(h)	Network Electronics Sharing Agreement to be entered into by Chorus NZ and Telecom New Zealand Limited.

(i)	Fibre Repair Agreement to be entered into by Chorus NZ and Telecom New Zealand Limited.

(j)	Transitional Services Agreement to be entered into by Chorus NZ and Telecom New Zealand Limited.

(k)	T2/C2 Master Lease to be entered into by Telecom New Zealand Limited (or Telecom Corporation of New Zealand Limited where this company owns, or leases, the relevant site) (as landlord) and Chorus NZ (as tenant).

(l)	C2/T2 Master Lease to be entered into by Chorus NZ (as landlord) and Telecom New Zealand Limited (as tenant).

(m)	Deed of Lease (People Lease) to be entered into by Telecom New Zealand Limited (or Telecom Corporation of New Zealand Limited where this company owns, or leases, the relevant site) (as landlord) and Chorus NZ (as tenant).

(n)	Deed of Lease (People Lease) to be entered into by Chorus NZ (as landlord) and Telecom New Zealand Limited (as tenant).

(o)	An Exchange Space Service agreement to be entered into by Chorus NZ (as the service provider) and Telecom New Zealand Limited.

(p)	An Exchange Space Service agreement to be entered into by Telecom New Zealand Limited (or Telecom Corporation of New Zealand Limited where this company owns, or leases, the relevant site) (as the service provider) and Chorus NZ.

(q)	A Commercial Wireless Co-location Service agreement to be entered into by Chorus NZ (as the service provider) and Telecom New Zealand Limited.

(r)	A Commercial Wireless Co-location Service agreement to be entered into by Telecom New Zealand Limited (or Telecom Corporation of New Zealand Limited where this company owns, or leases, the relevant site) (as the service provider) and Chorus NZ.

SCHEDULE 4

MISPLACED ASSETS AND LIABILITIES

1.	INTERPRETATION

1.1	Definitions: In this Schedule 4, unless the context otherwise requires:

“Asset” includes the whole or any part of the relevant person’s business, undertaking, property, revenues or chose in action, in each case, present or future, and a reference to an Asset also includes any legal or equitable interest in it, but for the avoidance of doubt excludes all Claims (whether present or future, actual or contingent, secured or unsecured, joint or several, as principal, surety by way of guarantee or otherwise);

“Actual Asset Holder” means, in respect of any Misplaced Asset, the party that is (or the Subsidiary of which is) the holder of the Misplaced Asset;

“Actual Liability Holder” means, in respect of any Misplaced Liability, the person that is (or the Subsidiary of which is) the obligor of the Misplaced Liability;

“Claim” means any allegation, investigation or inquiry, cause of action, claim, litigation, proceeding, demand, judgment, award, claim for contribution or indemnity, suit or demand of any nature which exists now or at any time in the future, whether at law, under contract, in equity, due to negligence of a party, under statute or otherwise;

“Group Actual Holder” has the meaning given in clause 6 of this Schedule;

“Intended Holder” means, in respect of any Misplaced Asset or Misplaced Liability, the party that is carrying on the business to which the Misplaced Asset or Misplaced Liability is properly attributable;

“Liability” includes any obligation of a person but for the avoidance of doubt excluding all Claims (whether present or future, actual or contingent, secured or unsecured, joint or several, as principal, surety by way of guarantee or otherwise) whether for the payment of money or otherwise;

“Misplaced Asset” has the meaning given in clause 2.1 of this Schedule;

“Misplaced Liability” has the meaning given in clause 3.1 of this Schedule;

“Notification Date” means the date on which notification is received by a notified party pursuant to clauses 2.1 and 3.1 of this Schedule; and

“properly attributable” means, in respect of a given asset, that the asset is attributable to either the Retained Business or the Demerger Business, as the case may be, in respect of which the asset is used principally or arises principally and, in respect of a given liability, that the liability is attributable to either the Retained Business or the Demerger Business, as the case may be, in respect of which the liability arises principally, subject to the principles for the allocation of assets and liabilities set out in the Asset Allocation Plan (where applicable).

1.2	Construction of certain references: in this Schedule 4, unless the context otherwise requires:

(a)	any reference to an Actual Asset Holder, Actual Liability Holder or Intended Holder, or a party, taking or omitting to take any action includes that person procuring any of its Subsidiaries to take or omit to take that action; and

(b)	if a Subsidiary of an Intended Holder has been identified by the Intended Holder as the appropriate holder of a Misplaced Asset or Misplaced Liability, as contemplated in clauses 2 or 3 of this Schedule, without prejudice to the obligations under this Schedule 4 of the Intended Holder, references to the Intended Holder, in that context, shall be to that Subsidiary as appropriate.

2.	MISPLACED ASSETS

2.1	Misplaced Assets: If after the Demerger Date a party identifies any Asset that is not included in, or identified by, the Asset Allocation Plan (a “Misplaced Asset”), and which that party considers should have been transferred as part of the Demerger, it will notify the other parties not later than 10 days after the date on which such identification is made.

2.2	Transfer and assignment of Misplaced Assets: Following the identification of a Misplaced Asset in accordance with clause 2.1 of this Schedule, the parties will then:

(a)	use their reasonable endeavours to determine whether the Misplaced Asset is properly attributable to the Demerged Business or the Retained Business;

(b)	following a determination made in accordance with clause 2.2(a) or clause 7 of this Schedule (as the case may be), that the Misplaced Asset is properly attributable to the Intended Holder and is not currently held by the Intended Holder, respectively procure the transfer and assignment, with effect on and from the ~~Demerger~~ Notification Date, of all the right, title and interest in and to the Misplaced Asset and any rights or obligations relating thereto to the Intended Holder as the recipient of the Misplaced Asset in the particular case; and

(c)	in consideration for the performance by New Chorus or New Telecom (or any of their respective Subsidiaries) of its obligations in clause 2 of this Schedule as Actual Asset Holder in respect of the Misplaced Asset referred to in clause 2.1 of this Schedule, New Telecom (or any Subsidiary thereof nominated by New Telecom), or Chorus NZ, as the recipient or holder of the Misplaced Asset in the particular case shall pay to Chorus NZ or New Telecom (as applicable) an amount equal to the net book value of the relevant Misplaced Asset for financial reporting purposes at the date of payment in accordance with this clause, as agreed by the parties and having regard to the application of clause 6.3 of this Schedule, not later than 30 days after the date on which a determination is made, in accordance with clause 2.2(a) or clause 7 of this Schedule (as may be applicable), that the Misplaced Asset is properly attributable to the Intended Holder and it is not currently held by the intended Holder.

For this purpose, the Actual Asset Holder shall, as soon as reasonably practicable, execute and deliver to the Intended Holder such documents and take such steps as may be reasonably required by the Intended Holder to vest in the Intended Holder legal title to the Misplaced Asset, provided that if no such documents or steps are required by this clause, the Actual Asset Holder transfers and assigns, with effect on and from the Notification Date, all its right, title and interest in and to the Misplaced Asset to the Intended Holder.

2.3	Consents or waivers; novation: If any Misplaced Asset cannot effectively be assigned or transferred without first obtaining a consent or waiver from a third person or except by agreements of novation, the Actual Asset Holder shall (upon request of the Intended Holder) take all reasonable steps to procure that any necessary consent or waiver is obtained or any agreement of novation is entered into, and the Intended Holder shall cooperate with the Actual Asset Holder and any of its Subsidiaries for such purpose.

2.4	Continuing arrangements:

(a)	To the extent that the legal and beneficial right, title and interest in any Misplaced Asset has not been, or cannot be, transferred and assigned to the Intended Holder with effect on and from the Notification Date pursuant to clause 2.2 of this Schedule, the provisions of the relevant Transitional and Long Term Services Agreement(s) will apply in respect of that Misplaced Asset until such transfer and assignment occurs.

(b)	Clauses 2.2 and 2.4(a) of this Schedule shall not apply to any Misplaced Asset where this would result in the Actual Asset Holder being in breach of any terms on which the Misplaced Asset is held, but in such case the Actual Asset Holder and the Intended Holder, each acting reasonably, shall use all reasonable endeavours to conclude (at the cost of the Intended Holder) a further arrangement which enables the Intended Holder (or nominated Subsidiary of the Intended Holder) as the appropriate holder of the Misplaced Asset to obtain the benefit of the Misplaced Asset with effect on and after the Notification Date.

2.5	Costs: All Costs and expenses (including legal expenses on a solicitor and own client basis and any tax) incurred by the Actual Asset Holder or any of its Subsidiaries in the performance of the obligations of the Actual Asset Holder under this clause 2 will be paid by the Intended Holder, or reimbursed to the Actual Asset Holder or such Subsidiary (as applicable), upon demand and presentation of such documentation as may be reasonably required to evidence such Costs and expenses.

3.	MISPLACED LIABILITIES

3.1	Misplaced Liabilities: If after the Demerger Date a party identifies any Liability that is not included in, or identified by, the Asset Allocation Plan (a “Misplaced Liability”), and which that party considers should have been transferred as part of the Demerger, it will notify the other parties not later than 10 days after the date on which the identification is made.

3.2	Novation of obligations under Misplaced Liability: The parties will then:

(a)	use their reasonable endeavours to determine whether the Misplaced Liability is properly attributable to the Demerged Business or the Retained Business;

(b)	following a determination made in accordance with clause 3.2(a) or clause 7 of this Schedule (as the case may be), that the Misplaced Liability is properly attributable to the Intended Holder, but that the obligations under the Misplaced Liability are not currently the obligations of the Intended Holder, respectively take such steps as may be reasonably required (and permitted by law) to obtain the consent of each relevant obligee under the Misplaced Liability to the entry into arrangements whereby the obligations of the Actual Liability Holder are novated on and from the ~~Demerger~~ Notification Date to the Intended Holder or to such Subsidiary of the Intended Holder as the Intended Holder shall identify as the appropriate holder of that Misplaced Liability and as shall be acceptable to the relevant obligee; and

(c)	to the extent that such consents are obtained, enter into agreements of novation with any relevant obligees under which, with effect as of the Notification Date, the relevant novatees shall assume the obligations of the relevant novators under the Misplaced Liability and the relevant novators are released from their obligations in respect of the Misplaced Liability; and

(d)	in consideration for the performance by the intended Holder of the obligations in clause 3 of this Schedule in respect of any Misplaced Liability, the Actual Liability Holder shall pay to the Intended Holder an amount equal to the net book value of the relevant Misplaced Liability for financial reporting purposes at the date of payment in accordance with this clause, as agreed by the parties and having regard to the application of clause 6.3 of this Schedule not later than 30 days after the date on which a determination is made, in accordance with clause 3.2(a) or clause 7 of this Schedule (as may be applicable), that the Misplaced Liability is properly attributable to the Intended Holder, but that the obligations under the Misplaced Liability are not currently the obligations of the Intended Holder.

3.3	Continuing arrangements: To the extent that any Misplaced Liability is not, or cannot be, novated to the Intended Holder with effect on and from the Notification Date pursuant to clause 3.2 of this Schedule, the provisions of the relevant Transitional and Long Term Services Agreement(s) will apply in respect of that Misplaced Liability until such novation occurs.

3.4	Costs: All Costs and expenses (including any tax) incurred by the Actual Liability Holder or any of its Subsidiaries in the performance of the obligations of the Actual Liability Holder under this clause 3 will be paid by the intended Holder, or reimbursed to the Actual Liability Holder or such Subsidiary (as applicable), upon demand and presentation of such documentation as may be reasonably required to evidence such Costs and expenses.

4.	RETURN OF WRONGLY TRANSFERRED ASSETS AND LIABILITIES

4.1	If after the Demerger Date a party identifies an Asset or Liability that was transferred (including solely by giving physical possession) other than in accordance with the provisions of this deed (ie it is not a Transferring Asset or Transferring Liability, and it is not subject to the provisions applying to Misplaced Assets and Misplaced Liabilities), the parties will do all things necessary to transfer that Asset or Liability to the party that should have retained it.

5.	LIMITATION ON OBLIGATIONS

5.1	Limitation on obligations of Actual Asset Holder or Actual Liability Holder: Notwithstanding any other provision of this Schedule 4, the Actual Asset Holder (in respect of any Misplaced Asset) or the Actual Liability Holder (in respect of any Misplaced Liability) shall not have any obligation to the Intended Holder under this Schedule 4 to perform or comply with any obligations it or any of its Subsidiaries may have in relation to the Misplaced Asset or Misplaced Liability respectively in excess of the obligation the Intended Holder would have if the Intended Holder was directly responsible for such obligation.

6.	PRESERVATION OF RIGHTS AND OBLIGATIONS

6.1	Not alter position: Where the Actual Asset Holder or Actual Liability Holder (the “Group Actual Holder”) holds any Misplaced Assets or Misplaced Liabilities which are Transferring Contracts to which the Group Actual Holder is a party or other chose in action under which the Group Actual Holder has rights or obligations, it will not, at any time after the Notification Date or any earlier time at which the Group Actual Holder becomes aware that it holds a Misplaced Asset or a Misplaced Liability, except with the prior consent of the intended Holder or to the extent necessary to give effect to the provisions of this deed, or as required by law:

(a)	except as expressly contemplated in this deed, amend or vary, or consent to any amendment or variation of, any such Transferring Contract or other chose in action;

(b)	avoid, terminate, rescind, repudiate, discharge (other than by performance) or accept the termination, rescission, repudiation or discharge (other than by performance) of any such Transferring Contract or other chose in action;

(c)	expressly or impliedly waive any right, or grant any consent under any such Transferring Contract or other chose in action; or

(d)	release any party from any of its obligations under any such Transferring Contract or other chose in action.

6.2	Assistance/information: Each party shall co-operate with, and render such assistance, make such disclosures and, subject to any confidentiality restrictions, provide such information to, the other and its Subsidiaries as will ensure that after the Notification Date, as far as reasonably practicable in respect of any Misplaced Asset or Misplaced Liability, the Intended Holder or such Subsidiary will be able to deal with the Misplaced Asset or Misplaced Liability, and generally so conduct themselves in relation to such Misplaced Asset or Misplaced Liability, as if it was the legal and beneficial owner or obligor (as the case may be) thereof.

6.3	Taxation: The parties shall co-operate in effecting any transfer of the ownership of or obligations under any assets or liabilities described in this Schedule 4 in the most tax effective manner reasonably available to the parties having regard to the following principles:

(a)	to the extent an asset or liability is a designated asset or designated liability as defined in section 69XM of the Telecommunications Act 2001 the tax consequences of the transfer should, to the extent reasonably possible be as provided in, or consistent with, Subpart 6 of Part 2A of that Act;

(b)	if necessary to ensure that a transfer attracts the tax consequences provided for in Subpart 6 of Part 2A of that Act, the parties will use reasonable endeavours to amend a proposal previously approved under section 46 of the Telecommunications (TSO, Broadband and Other Matters) Amendment Act 2011 and to secure the approval of that amendment under that provision;

(c)	if it is not reasonably possible (having regard to paragraphs (a) and (b) above) for the tax consequences of the transfer to be as provided in Subpart 6 of Part 2A of the Telecommunications Act 2001, the transfer should be made so as to be tax neutral to both parties as far as is reasonably possible.

7.	DISPUTE RESOLUTION IN RESPECT OF PROPER ATTRIBUTION OF ASSETS OR LIABILITIES

7.1	Specific dispute resolution provisions in respect of proper attribution of Assets or Liabilities: Where a dispute arises between the parties in connection with the attribution of any Asset or Liability notified pursuant to clauses 2.1 or 3.1 of this Schedule, clause 18.1 of this deed shall apply. If the dispute remains unresolved after the application of that clause, this clause 7 prevails over the remaining general dispute resolution provisions contained in clause 18 of this deed, unless otherwise agreed in writing by Telecom (including as New Telecom), New Chorus and Chorus NZ.

7.2	Dispute resolution: If a party acting in good faith disputes the proper attribution of any Asset or Liability notified to it pursuant to clauses 2.1 or 3.1 of this Schedule, it shall give written notice (including sufficient detail of the reasons for the dispute) to the other parties not later than 30 days after the date on which notification of such Asset or Liability is received by the notified party, setting out sufficient detail to enable the other parties to respond. If the parties then cannot agree the proper attribution of such Asset or Liability within 21 days of the date of receipt of the dispute notice, or if the parties cannot agree the net book value of any Misplaced Asset or Misplaced Liability within 21 days of the date on which notification of the Misplaced Asset pursuant to clause 2.1, or Misplaced Liability pursuant to clause 3.1, of this Schedule is received by the relevant party, the matter (the “Attribution Dispute”) shall be referred on the application of any party for determination by a single expert.

7.3	Expert determination: The referral to expert determination will be commenced by a party giving notice to the other party stating the subject matter and details of the Attribution Dispute and requiring the Attribution Dispute to be referred to the determination of an expert to be appointed by the parties (“Referral Notice”). Failing agreement as to the identity of the expert within 10 Business Days after the date of giving the notice, the expert will be appointed at the request of a party by the president or the vice-president for the time being of the New Zealand Institute of Chartered Accountants or the nominee of such president or vice-president. The expert must make its determination by reference to the terms of this Schedule 4.

7.4:	Guidelines: The guidelines which will govern the proceedings for determining the Dispute will be set by the parties. Failing agreement on the guidelines within seven days after the appointment of the expert, a party may request the expert to set the guidelines which will govern the proceedings for determining the Attribution Dispute.

7.5	Decision: The expert will determine the Attribution Dispute and deliver to each party a written decision. The decision must specify brief reasons for the decision. The decision will be final and binding on the parties.

7.6	Confidentiality: The parties and the expert will keep confidential and will not disclose to anyone not involved in the expert determination any information contained in the decision unless such disclosure is required by law, is necessary to comply with the listing rules of any recognised stock exchange, or is made in any subsequent proceedings to enforce the expert’s decision.

7.7	Arbitration statutes not to apply: Referral of the Attribution Dispute to the expert will not be an arbitration agreement for the purposes of the Arbitration Act 1996 and the provisions of that Act will not apply to or govern such referral.

7.8	Costs: The parties will bear their own Costs and an equal share of the costs and expenses of the expert.

8.	COSTS

8.1	Without prejudice to clauses 2.6, 3.4, 7.3 and 7.8 of this Schedule, all reasonable costs (including all costs, losses, damages, liabilities, Claims, tax and expenses) incurred as a result of the matters contemplated in this Schedule 4 in relation to any Misplaced Asset or Misplaced Liability shall be for the account of the Intended Holder that is carrying on the business to which the Misplaced Asset or Misplaced Liability is properly attributable. Such Intended Holder shall indemnify the other party and its respective Subsidiaries from and against any and all such costs.

SCHEDULE 5

NEW CHORUS REGISTERED IP

Trade Marks

CHORUS	FIBRE FURTHER FASTER

HUMMING ALONG	NZ IS FIBRE COUNTRY

FULLFORCE	A SAFE PAIR OF HANDS

FIBRE READY

CHORUS logo	Partial Chorus logo

Partial Chorus logo

Trade Mark Applications and Registrations

Country	Number	Trade Mark	Class	Status

New Zealand	780244	CHORUS	09	Registered

New Zealand	780245	CHORUS	37	Registered

Country	Number	Trade Mark	Class	Status

New Zealand	780246	CHORUS	38	Registered

New Zealand	780247	CHORUS	42	Registered

New Zealand	782614		09	Registered

New Zealand	782615		37	Registered

Country	Number	Trade Mark	Class	Status

New Zealand	782616		38	Registered

Country	Number	Trade Mark	Class	Status

New Zealand	782617		42	Registered

New Zealand	799139		09	Registered

New Zealand	799140		37	Registered

Country	Number	Trade Mark	Class	Status

New Zealand	799141		38	Registered

New Zealand	799142		42	Registered

New Zealand	799143		09	Registered

New Zealand	799144		37	Registered

New Zealand	799145		38	Registered

New Zealand	799146		42	Registered

New Zealand	816599	FIBRE FURTHER FASTER	09, 37, 38	Registered

New Zealand	825337	HUMMING ALONG	09, 37, 38	Registered

New Zealand	831721	NZ IS FIBRE COUNTRY	09, 37, 38	Registered

New Zealand	826234	FULLFORCE	38	Registered

New Zealand	845924	CHORUS	09, 16, 35, 37, 38, 41, 42	Examination in progress

Country	Number	Trade Mark	Class	Status

New Zealand	845925		16, 35, 41	Published

New Zealand	845926		16, 35, 41	Published

New Zealand	845927		16, 35, 41	Published

New Zealand	845928	FIBRE FURTHER FASTER	16, 35, 41, 42	Published

New Zealand	845929	HUMMING ALONG	16, 35, 41, 42	Published

Country	Number	Trade Mark	Class	Status

New Zealand	845930	NZ IS FIBRE COUNTRY	16, 35, 41, 42	Published

New Zealand	845931	A SAFE PAIR OF HANDS	09, 16, 35, 37, 38, 41, 42	Examination in progress

New Zealand	845932	FIBRE READY	09, 16, 35, 37, 38, 41, 42	Examination in progress

Domain Names

Owner	Domain Name	Status

Telecom IP Limited	openet.co.nz	Registered

Telecom IP Limited	openet.net.nz	Registered

Telecom IP Limited	chorus.net.nz	Registered

Telecom IP Limited	ngen.co.nz	Registered

Telecom IP Limited	chorusdesign.co.nz	Registered

Telecom IP Limited	choruscomms.co.nz	Registered

Telecom IP Limited	choruscommunications.co.nz	Registered

Telecom IP Limited	choruslive.co.nz	Registered

Telecom IP Limited	choruscable.co.nz	Registered

Telecom IP Limited	chorusbuild.co.nz	Registered

Telecom IP Limited	chorustv.co.nz	Registered

Telecom IP Limited	chorusnetwork.co.nz	Registered

Telecom IP Limited	chorusnet.co.nz	Registered

Telecom IP Limited	chorus.co.nz	Registered

Telecom IP Limited	chorus-online.co.nz	Registered

Telecom IP Limited	chorusonline.co.nz	Registered

Telecom IP Limited	124location.co.nz	Registered

Telecom IP Limited	ans.net.nz	Registered

Telecom IP Limited	accessnetworkservices.co.nz	Registered

Telecom IP Limited	accessnetworkservices.net.nz	Registered

Owner	Domain Name	Status

Telecom IP Limited	brightspark.org.nz	Registered

Telecom IP Limited	chorus.tel	Registered

Telecom New Zealand	accessnetworkservices.com	Registered

Telecom New Zealand	accessnetworkservices.net	Registered

Telecom IP Limited	bbmaps.co.nz	Registered

Telecom IP Limited	bbcheck.co.nz	Registered

Telecom IP Limited	broadbandmaps.co.nz	Registered

Telecom IP Limited	ucll.co.nz	Registered

Telecom IP Limited	dialogue.org.nz	Registered

Telecom IP Limited	fibretothehome.co.nz	Registered

Telecom IP Limited	fibretoyourhome.co.nz	Registered

Patent Applications

Country	Application Number	Title	Date Filed	Status

Australia	2010210008	Service delivery point accessory, network and method	09/08/2010	Filed

New Zealand	578934	Service delivery point accessory, network and method	08/11/2010	Examination in progress

SCHEDULE 6

NEW CHORUS REGISTERED IP ASSIGNMENT

TELECOM CORPORATION OF NEW ZEALAND LIMITED

TELECOM IP LIMITED

TELECOM NEW ZEALAND LIMITED

CHORUS NEW ZEALAND LIMITED

DEED OF ASSIGNMENT OF

INTELLECTUAL PROPERTY RIGHTS

PARTIES

TELECOM CORPORATION OF NEW ZEALAND LIMITED (“Telecom”)

TELECOM IP LIMITED (“Telecom IP”)

TELECOM NEW ZEALAND LIMITED (“Telecom NZ”)

CHORUS NEW ZEALAND LIMITED (“Chorus”)

INTRODUCTION

A.	Telecom, Telecom IP and Telecom NZ are the respective owners of the New Chorus Registered IP.

B.	Telecom agreed under the Separation Deed to:

(i)	assign its rights, title and interest in the New Chorus Registered IP to Chorus; and

(ii)	procure that its Subsidiaries assign their rights, title and interest in the New Chorus Registered IP to Chorus.

C.	Telecom, Telecom IP and Telecom NZ each acknowledge that Chorus is or should be the legal and beneficial owner of the New Chorus Registered IP.

D.	To the extent that Telecom, Telecom IP or Telecom NZ own any of the New Chorus Registered IP, they each agree to assign all of their rights, title and interest in the New Chorus Registered IP subject to the terms and conditions of this deed.

COVENANTS

1.	DEFINITIONS

1.2	In this deed, including the Introduction, the following words will have the following meanings:

“Assignors” means Telecom, Telecom IP and Telecom NZ and “Assignor” means any of them as the context requires;

“Copyright” means:

(a)	all copyrights and all rights in the nature of copyright, in any original artistic, literary and other works; and

(b)	any database rights,

comprising or relating to the Trade Marks, Domain Names and/or Patent Rights as may exist anywhere in the world;

“deed” means this deed and includes the Schedule;

“Domain Names” means the domain names listed in the Schedule;

“Goodwill” means the goodwill symbolised by and associated with the Trade Marks, including the whole of the goodwill arising from the use of the Trade Marks;

“Invention” means any and all inventions the subject of the Patent Applications as improved, modified, developed or amended at any time up to the date of signing of this deed;

“New Chorus Registered IP” means the:

(a)	Trade Marks;

(b)	Domain Names;

(c)	Patent Rights;

(d)	Copyright; and

(e)	Goodwill;

“Patent Applications” means the patent applications listed in the Schedule;

“Patent Rights” means all patent rights in and to the Invention as may exist or come into existence anywhere in the world including, but not limited to:

(a)	the right to apply for and obtain patents or other similar forms of protection in respect of the Invention in any country;

(b)	the right to claim priority under any international convention or agreement including the Paris Convention (as amended) from any such application or applications referred to in paragraph (a) above;

(c)	all rights conferred by any such patent(s) or similar forms of protection when granted; and

(d)	the Patent Applications together with:

(i)	any patent that may be granted pursuant to the Patent Application; and

(ii)	any future patent(s) and patent application(s) that are based on or derive priority from or have equivalent claims to the Patent Applications in any country in the world (including divisionals, continuations, continuations in part, supplementary protection certificates, reissues, extensions, innovation patents and petty patents);

“Separation Deed” means the Separation Deed between Telecom and Chorus dated on or about the date of this deed;

“Subsidiaries” has the meaning given to that term in the Separation Deed; and

“Trade Marks” means the trade marks, logos, trade mark applications and trade mark registrations listed in the Schedule.

2.	ASSIGNMENT

2.1	Assignment: In consideration of the sum of NZ$1.00 paid by Chorus to each Assignor and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Assignor, each Assignor hereby assigns to Chorus absolutely all of that Assignor’s rights, title and interest in and to the New Chorus Registered IP.

2.2	Rights of action: The assignments effected by clause 2.1 include, without limitation, the assignment and transfer of all rights of action, powers and benefits arising from the ownership of the New Chorus Registered IP including, without limitation, the right to sue for damages and other legal and equitable remedies in respect of all causes of action arising before, on or after the date of this deed.

2.3	Further actions: If requested by Chorus, each Assignor will, at Chorus’s expense, execute all documents, give such assistance and do all other acts and things as may be necessary or desirable to:

(a)	record this assignment on any intellectual property register anywhere in the world;

(b)	prosecute, maintain, renew, enforce and defend the New Chorus Registered IP; or

(c)	otherwise implement and carry out that Assignor’s obligations under this deed.

3.	GENERAL

3.1	Waiver: No failure or delay by any party in exercising any right, power or privilege under this deed will operate as a waiver of such right, power or privilege, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under this deed.

3.2	Facsimile counterparts:

(a)	This deed may be executed in any number of counterparts (including facsimile copies) all of which, when taken together, will constitute one and the same instrument.

(b)	A party may enter into this deed by executing any counterpart. The parties acknowledge that this deed may be executed on the basis of an exchange of facsimile copies and confirm that their respective execution of this deed by such means will be a valid and sufficient execution.

3.3	Governing law: New Zealand law governs the formation, validity, construction and performance of this deed. This deed is subject to the non-exclusive jurisdiction of the New Zealand courts, and the parties submit to that jurisdiction.

SIGNED AS A DEED

SIGNED by TELECOM CORPORATION OF NEW ZEALAND LIMITED by:
Signature of Director

Name of Director

Date

Signature of Director

Name of Director

Date

SIGNED by TELECOM IP LIMITED by:
Signature of Director

Name of Director

Date

Signature of Director

Name of Director

Date

SIGNED by TELECOM NEW ZEALAND LIMITED by:
Signature of Director

Name of Director

Date

Signature of Director

Name of Director

Date

SIGNED by CHORUS NEW ZEALAND LIMITED by:
Signature of Director

Name of Director

Date

Signature of Director

Name of Director

Date

SCHEDULE

NEW CHORUS REGISTERED IP

Trade Marks

CHORUS	FIBRE FURTHER FASTER

HUMMING ALONG	NZ IS FIBRE COUNTRY

FULLFORCE	A SAFE PAIR OF HANDS

FIBRE READY

CHORUS logo	Partial Chorus logo

Partial Chorus logo

Trade Mark Applications and Registrations

Country	Number	Trade Mark	Class	Status

New Zealand	780244	CHORUS	09	Registered

New Zealand	780245	CHORUS	37	Registered

New Zealand	780246	CHORUS	38	Registered

New Zealand	780247	CHORUS	42	Registered

New Zealand	782614		09	Registered

New Zealand	782615		37	Registered

Country	Number	Trade Mark	Class	Status

New Zealand	782616		38	Registered

Country	Number	Trade Mark	Class	Status

New Zealand	782617		42	Registered

New Zealand	799139		09	Registered

Country	Number	Trade Mark	Class	Status

New Zealand	799140		37	Registered

New Zealand	799141		38	Registered

New Zealand	799142		42	Registered

New Zealand	799143		09	Registered

New Zealand	799144		37	Registered

New Zealand	799145		38	Registered

New Zealand	799146		42	Registered

New Zealand	816599	FIBRE FURTHER FASTER	09, 37, 38	Registered

New Zealand	825337	HUMMING ALONG	09, 37, 38	Registered

Country	Number	Trade Mark	Class	Status

New Zealand	831721	NZ IS FIBRE COUNTRY	09, 37, 38	Registered

New Zealand	826234	FULLFORCE	38	Registered

New Zealand	845924	CHORUS	09, 16, 35, 37, 38, 41, 42	Examination in progress

New Zealand	845925		16, 35, 41	Published

New Zealand	845926		16, 35, 41	Published

Country	Number	Trade Mark	Class	Status

New Zealand	845927		16, 35, 41	Published

New Zealand	845928	FIBRE FURTHER FASTER	16, 35, 41, 42	Published

New Zealand	845929	HUMMING ALONG	16, 35, 41, 42	Published

New Zealand	845930	NZ IS FIBRE COUNTRY	16, 35, 41, 42	Published

New Zealand	845931	A SAFE PAIR OF HANDS	09, 16, 35, 37, 38, 41, 42	Examination in progress

New Zealand	845932	FIBRE READY	09, 16, 35, 37, 38, 41, 42	Examination in progress

Domain Names

Owner	Domain Name	Status

Telecom IP Limited	openet.co.nz	Registered

Telecom IP Limited	openet.net.nz	Registered

Telecom IP Limited	chorus.net.nz	Registered

Telecom IP Limited	ngen.co.nz	Registered

Telecom IP Limited	chorusdesign.co.nz	Registered

Telecom IP Limited	choruscomms.co.nz	Registered

Telecom IP Limited	choruscommunications.co.nz	Registered

Telecom IP Limited	choruslive.co.nz	Registered

Telecom IP Limited	choruscable.co.nz	Registered

Telecom IP Limited	chorusbuild.co.nz	Registered

Telecom IP Limited	chorustv.co.nz	Registered

Telecom IP Limited	chorusnetwork.co.nz	Registered

Telecom IP Limited	chorusnet.co.nz	Registered

Telecom IP Limited	chorus.co.nz	Registered

Telecom IP Limited	chorus-online.co.nz	Registered

Telecom IP Limited	chorusonline.co.nz	Registered

Telecom IP Limited	124location.co.nz	Registered

Telecom IP Limited	ans.net.nz	Registered

Owner	Domain Name	Status

Telecom IP Limited	accessnetworkservices.co.nz	Registered

Telecom IP Limited	accessnetworkservices.net.nz	Registered

Telecom IP Limited	brightspark.org.nz	Registered

Telecom IP Limited	chorus.tel	Registered

Telecom New Zealand	accessnetworkservices.com	Registered

Telecom New Zealand	accessnetworkservices.net	Registered

Telecom IP Limited	bbmaps.co.nz	Registered

Telecom IP Limited	bbcheck.co.nz	Registered

Telecom IP Limited	broadbandmaps.co.nz	Registered

Telecom IP Limited	ucll.co.nz	Registered

Telecom IP Limited	dialogue.org.nz	Registered

Telecom IP Limited	fibretothehome.co.nz	Registered

Telecom IP Limited	fibretoyourhome.co.nz	Registered

Patent Applications

Country	Application Number	Title	Date Filed	Status

Australia	2010210008	Service delivery point accessory, network and method	09/08/2010	Filed

New Zealand	578934	Service delivery point accessory, network and method	08/11/2010	Examination in progress

SCHEDULE 7

LITIGATION

A.	VESTED LITIGATION MATTERS

•	Any residual issues arising out of:

•

Vodafone v Telecom/Commerce Commission – Vodafone appeal against Commerce Commission’s determination of the 2003/4 Telecommunication Service Obligation (“TSO”) cost and liable person payments (Supreme Court).

•

Telecom v Vodafone/ Commerce Commission – Telecom appeal against High Court decision upholding Vodafone’s appeal against the Commerce Commission’s determination of the 2004/5 and 2005/6 TSO cost and liable person payments and Telecom’s appeal against the High Court’s decision declining Telecom’s judicial review and appeal of the 2004/5 and 2005/6 TSO determination (Supreme Court).

•

Telecom v Vodafone/ Commerce Commission; Vodafone v Telecom/Commission – appeal and judicial review by both Telecom and Vodafone against the Commerce Commission’s determination of the 2006/7 and 2007/8 TSO cost and liable person payments (High Court).

not covered by the settlement entered into between Telecom and Vodafone announced on or about 2 August 2011.

•

Webster and others v Collins Paper Haulage Ltd & Ors – Telecom is the 15th Respondent in a claim for recovery of losses in connection with the Ellerslie Park complex in Auckland. (Claim lodged through the Weathertight Homes Resolution Service).

•

Commission v Telecom – The enforcement proceedings announced by the Commission on 26 May 2011 under the Act for alleged breach of the non discrimination obligation in the Separation Undertakings regarding the provision of UBA with SLU and SLES (and all steps prior or ancillary to enforcement proceedings, for example discussions or negotiations with the Commission), and any claims by Kordia (Orcon), CallPlus, Vodafone and/or other service providers related to these allegations or facts on which these allegations are based.

B.	LITIGATION MATTERS ALLOCATED TO NEW TELECOM

•

Commerce Commission v Telecom – All matters related to the Claim currently under appeal from the High Court decision that Telecom breached section 36 of the Commerce Act in respect of the provision of data tails between 2001 and 2004 and is appealing the $12m pecuniary penalty imposed by the High Court (currently in the Court of Appeal).

•	Brisbane Digital Communications Limited v AAPT – Claim for alleged breach of contract (currently in the Supreme Court of Queensland).

•

Unauthorised database access investigations – All matters concerning the alleged unauthorised third party access to Telecom’s Wireline database (discovered by Telecom in January 2011), including any claim by Telecom against third parties in respect of the loss of the customers whose Wireline information was accessed and who subsequently left Telecom Retail, and the related investigation by the Privacy Commission.

•

Tax Dispute – The IRD has taken the position (in a Notice of Proposed Adjustment (NOPA) issued on 11 August 2011 in respect of the 2008 income year) that the income in question should be taxed as if it had been earned by a New Zealand tax resident. Telecom will be responding to the IRD NOPA by challenging the IRD position. If Telecom’s position is not accepted by the IRD, amended assessments will be issued by the IRD, in which case it will be necessary for Telecom to bring proceedings before the Court seeking to have the amended assessments set aside.

SCHEDULE 8

TRANSFERRING CONTRACTS

~~SCHEDULE 9~~

~~TELECOM’S AMENDING CONTRACTS~~